Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT
by and between
TUMBLEWEED ROYALTY IV, LLC
and
TWR IV SELLCO PARENT, LLC
collectively, as Sellers
and
VIPER ENERGY PARTNERS LLC
as Buyer
and
VIPER ENERGY, INC.
as Parent
Dated as of September 11, 2024

TABLE OF CONTENTS

ARTICLE 1 Definitions and Rules of Construction	7
1.1 Definitions	7
1.2 Rules of Construction	29
ARTICLE 2 Purchase and Sale; Closing	30
2.1 Purchase and Sale	30
2.2 Purchase Price; Performance Deposit	30
2.3 Adjustments	31
2.4 Closing Statement	32
2.5 Closing	33
2.6 Closing Obligations	33
2.7 Post-Closing Adjustment	35
2.8 Purchase Price Allocation	37
2.9 Withholding	38
2.10 Additional Payments	38
2.11 Entitlements and Obligations	38
ARTICLE 3 Representations and Warranties Relating to Sellers	39
3.1 Organization of Sellers	39
3.2 Ownership of Purchased Interests	39
3.3 Authorization; Enforceability	39
3.4 No Conflicts	40
3.5 Brokers' Fee	40
3.6 Litigation	40
3.7 Investment Intent	40
3.8 Bankruptcy	41
ARTICLE 4 Representations and Warranties Relating to the Companies	41
4.1 Companies	41
4.2 No Conflict; Approvals	42
4.3 Purchased Interests	42
4.4 Ownership of Equity Interests	42
4.5 Financial Statements; No Liabilities	42
4.6 Bank Accounts	44
4.7 Specific Entity Matters	44
4.8 Powers of Attorneys	44
4.9 Litigation	44
4.10 Taxes	45
4.11 Compliance with Laws	45
4.12 Material Contracts	45
4.13 Payments for Production	47
4.14 Imbalances	47

4.15 Consents	47
4.16 Preferential Purchase Rights	47
4.17 Hedges	47
4.18 Environmental Matters	47
4.19 Suspense Funds	48
4.20 Specialty Warranty of Defensible Title	48
4.21 Brokers' Fees	48
4.22 Operations	48
4.23 Overpayments	48
4.24 Lease Matters	48
4.25 Unclaimed Property and Escheat Obligations	48
ARTICLE 5 Representations and Warranties Relating to Buyer Parties	49
5.1 Organization of Buyer Parties	49
5.2 Authorization; Enforceability	49
5.3 No Conflict; Consents	49
5.4 Litigation	50
5.5 Brokers' Fees	50
5.6 Bankruptcy	50
5.7 Financial Ability	50
5.8 Relevant Area Interests	51
5.9 OpCo Units, Class B Shares and Viper Shares	51
5.10 Capitalization of Buyer	51
5.11 Capitalization of Parent	52
5.12 SEC Documents: Financial Statements	53
5.13 Internal Controls; Listing Exchange	54
5.14 Securities Law Compliance	55
5.15 Form S-3	55
5.16 Investment Intent	55
5.17 Buyer's Independent Investigation	56
5.18 Limitations	57
ARTICLE 6 Covenants	58
6.1 Conduct of Business	58
6.2 Records	60
6.3 Further Assurances	60
6.4 Fees and Expenses	60
6.5 Cooperation Regarding Financial Information	60
6.6 Restrictions on Transfer of OpCo Units	61
6.7 Lock-Up	61
6.8 Change of Names	62
6.9 Indemnification of Directors and Officers	62

ARTICLE 7 Tax Matters	63
7.1 Tax Returns	63
7.2 Proration of Taxes	64
7.3 Transfer Taxes	65
7.4 Cooperation	65
7.5 Post-Closing Covenants	65
7.6 Refunds	66
7.7 Tax Proceedings	66
7.8 Tax Matters	67
ARTICLE 8 Conditions to Closing	68
8.1 Conditions to Obligations of Buyer to Closing	68
8.2 Conditions to Obligations of Sellers to Closing	69
ARTICLE 9 Title Matters	69
9.1 Title Defect Notices	69
9.2 Title Defect Amounts; Limitations	70
9.3 Acceptance of Title Condition; Sole and Exclusive Remedy	71
ARTICLE 10 Termination	71
10.1 Termination	71
10.2 Effect of Termination	72
10.3 Remedies for Termination	72
ARTICLE 11 Indemnification	75
11.1 Sellers' Indemnification	75
11.2 Buyer's Indemnification	75
11.3 Indemnification Procedures	76
11.4 Certain Limitations on Indemnity Obligations	78
11.5 Extent of Indemnification	80
11.6 Survival	80
11.7 Waiver of Right to Rescission	81
11.8 Indemnity Escrow; Redemption Right	81
11.9 Release	83
ARTICLE 12 Other Provisions	84
12.1 Notices	84
12.2 Assignment	86
12.3 Rights of Third Parties	86
12.4 Counterparts	86
12.5 Entire Agreement	86
12.6 Disclosure Schedules	87
12.7 Several and Not Joint Liability	87
12.8 Amendments; Waiver	88
12.9 Publicity	88
12.10 Severability	88

12.11 Governing Law; Jurisdiction; Jury Waiver	89
12.12 Waiver of Special Damages	90
12.13 Time	90
12.14 No Recourse	90
12.15 NORM, Wastes and Other Substances	91

Exhibits and Disclosure Schedules

Exhibits:

Exhibit A-1	Tracts
Exhibit A-2	Wells
Exhibit B	Form of Membership Interest Assignment Agreement.
Exhibit C	Form of Excluded Asset Assignment
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Third A&R Buyer LLCA
Exhibit F	Form of Second A&R Exchange Agreement
Exhibit G	Form of Class B Common Stock Option Agreement
Exhibit H	Form of Escrow Agreement

Disclosure Schedules:

Schedule 1.1(a)	Sellers’ Knowledge Persons
Schedule 1.1(b)	Buyer’s Knowledge Persons
Schedule 1.2	Excluded Assets
Schedule 3.4	Sellers Conflicts
Schedule 4.2	Companies Conflicts
Schedule 4.6	Bank Accounts
Schedule 4.7	Specific Entity Matters
Schedule 4.8	Powers of Attorney
Schedule 4.9	Litigation
Schedule 4.10	Taxes
Schedule 4.12	Material Contracts
Schedule 4.13	Payments for Production
Schedule 4.14	Imbalances
Schedule 4.15	Consents
Schedule 4.18	Environmental Matters
Schedule 4.19	Suspense Funds
Schedule 4.22	Operations
Schedule 4.23	Overpayments
Schedule 4.24	Lease Matters
Schedule 6.1(b)	Permitted Activities

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of September 11, 2024 (the “Execution Date”), is by and among Tumbleweed Royalty IV, LLC, a Delaware limited liability company (“TWR IV”), TWR IV SellCo Parent, LLC, a Delaware limited liability company (“TWR IV SellCo” and together with TWR IV, each individually a “Seller” and, collectively, the “Sellers”), and Viper Energy Partners LLC, a Delaware limited liability company (“Buyer”) and Viper Energy, Inc., a Delaware corporation (“Parent,” and together with Buyer, “Buyer Parties” and each a “Buyer Party”). This Agreement sometimes refers to Sellers, Buyer and Parent individually as a “Party” and collectively as the “Parties.”
Recitals
WHEREAS, TWR IV owns all of the issued and outstanding Equity Interests (the “TWR IV Purchased Interests”) of TWR IV, LLC, a Texas limited liability company (“TWR IV Target”);
WHEREAS, TWR IV SellCo owns all of the issued and outstanding Equity Interests (the “TWR IV SellCo Purchased Interests”) of TWR IV SellCo, LLC a Texas limited liability company (“TWR IV SellCo Target,” and together with TWR IV Target, each, a “Company” and collectively, the “Companies”);
WHEREAS, subject to the terms and conditions of this Agreement, TWR IV desires to sell, assign, transfer and convey to Buyer, and Buyer desires to purchase and acquire from TWR IV, the TWR IV Purchased Interests in exchange for payment of the consideration specified in this Agreement; and

WHEREAS, subject to the terms and conditions of this Agreement, TWR IV SellCo desires to sell, assign, transfer and convey to Buyer, and Buyer desires to purchase and acquire from TWR IV SellCo, the TWR IV SellCo Purchased Interests (together with the TWR IV Purchased Interests, the “Purchased Interests”) in exchange for payment of the consideration specified in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
Definitions and Rules of Construction
1.1    Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Adjustment Amount” has the meaning set forth in Section 2.3.

“Affiliate” means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. Notwithstanding the foregoing, the term “Affiliate” expressly excludes each of (a) EnCap Investments, L.P. (acting solely in its capacity as agent for and on behalf of one or more of the funds to which it provides investment management services), (b) each of the investment funds sponsored by such entity, and the various portfolio companies of each of such investment funds, (c) each of their respective Affiliates (including their various portfolio companies), other than Sellers and each of such Sellers’ direct Subsidiaries, and (d) each of the officers, directors, managers and direct and indirect equity holders in each of the entities identified in the immediately preceding clauses (a) through (c) who is not also an officer, director, manager or direct or indirect equity holder of Sellers or any of Sellers’ Subsidiaries (in each case, solely in such Person’s capacity as an officer, director, manager or direct or indirect equity holder of such Seller or its Subsidiary, as applicable), except, in each case, that for purposes of Section 6.6(a) and the definition of “Seller Indemnified Parties” (and any indemnities hereunder in favor of Seller or its Affiliates) and any disclaimers or releases/waivers hereunder in favor of (or to the benefit of) Seller or its Affiliates (and, in each case, similar phrases) hereunder, the terms “Affiliate” or “Affiliates” shall include each such Person. As used in this definition, the word “control” (and the words “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
“Agreement” has the meaning set forth in the preamble of this Agreement.
“Allocated Value” has the meaning set forth in Section 9.1(b).
“Allocation Dispute Resolution Period” has the meaning set forth in Section 2.8.
“Allocation Statement” has the meaning set forth in Section 2.8.
“Applicable Company” means (i) in reference to TWR IV, TWR IV Target and (ii) in reference to TWR IV SellCo, TWR IV SellCo Target.
“Applicable Contracts” has the meaning set forth in the definition of “Assets.”
“Asset Preferential Right” means any right or agreement that enables any Person to purchase or acquire any Asset with a positive Allocated Value or portion thereof as a result of or in connection with the transfer of such Asset.
“Asset Taxes” means any ad valorem, property, excise, severance, production, sales, New Mexico gross receipts, New Mexico compensating, real estate, use, and similar Taxes based upon the acquisition, operation, or ownership of the Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, (a) Income Taxes and (b) Transfer Taxes.

“Assets” means all the assets, rights and interests owned by the Companies, including the following (but expressly excluding the Excluded Assets):
(a)    all oil, gas and other fee mineral interests in and to the lands, Tracts and properties described on Exhibit A-1 attached to this Agreement (such lands, Tracts and properties described in Exhibit A-1, the “Lands”), together with any royalty interests attributable to the Lands and any units, lands, tracts or other properties pooled with any of the Lands (collectively, the “Fee Mineral Interests”);
(b)    any oil, gas, or other well on the Lands, including the wells listed on Exhibit A-2 (each a “Well”).
(c)    the overriding royalty interests burdening Hydrocarbons produced, saved or sold from the Lands (subject to the Oil and Gas Leases and other burdens) including those described in Exhibit A-1 attached to this Agreement (collectively, the “ORRI”);
(d)    the non-participating royalty interests burdening Hydrocarbons produced, saved or sold from the Lands including those described in Exhibit A-1 attached to this Agreement (collectively, the “NPRI”);
(e)    all fee surface interests in mineral classified lands subject to Section 52.171-52.190 of the Texas Natural Resources Code located on the Lands, including those described in Exhibit A-1, and all rights to payments due under any existing lease of mineral classified lands attributable to such lands (collectively, the “RAL Interests” and together with the Fee Mineral Interests, Wells, ORRI and NPRI, the “Oil and Gas Assets”);
(f)    the proceeds, revenues or other benefits attributable to production of Hydrocarbons from or the ownership of the Oil and Gas Assets attributable to periods from and after the Effective Time;
(g)    the executive rights, including the right to execute leases, to the extent such executive rights are applicable to the Fee Mineral Interests;
(h)    the Contracts by which any of the Oil and Gas Assets are bound or to which they are subject, or that relate to or are otherwise applicable to the Oil and Gas Assets (the “Applicable Contracts”);
(i)    all Permits to the extent relating to or applicable to any of the Assets and required for ownership or use of the Assets;
(j)    the rights and interests of any Company relating to existing claims and causes of action that may be asserted against a Third Party;
(k)    the Records; and

(l)    all other assets and real or personal property owned, leased or licensed by any Company, including all of the Companies’ bank accounts, receivables and cash and cash equivalents, as well as all credits, rebates and refunds.
“Balance Sheet Date” has the meaning set forth in Section 4.5(a).
“Base Purchase Price” has the meaning set forth in Section 2.2.
“Book-Tax Disparities” has the meaning set forth in Section 7.8(b).
“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.
“Buyer” has the meaning set forth in the preamble of this Agreement.
“Buyer Closing Certificate” has the meaning set forth in Section 2.6(d).
“Buyer Entitlements” has the meaning set forth in Section 2.11(b).
“Buyer Indemnified Parties” has the meaning set forth in Section 11.1.
“Buyer Party” and “Buyer Parties” have the meaning set forth in the preamble of this Agreement.
“Buyer Releasing Group” has the meaning set forth in Section 11.9(b).
“Cash Amount” means, with respect to each Company, the amount of all Cash and Cash Equivalents in the possession of such Company as of 12:01 a.m. Central Time on the Closing Date, but shall not include cash for such Company in excess of $250,000.
“Cash and Cash Equivalents” means (a) money, currency or a credit balance in a deposit account at a financial institution, net of checks outstanding as of the time of determination, (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, (d) commercial paper issued by any bank or any bank holding company owning any bank, and (e) certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the applicable Laws of the United States of America.
“Claim Notice” has the meaning set forth in Section 11.3(b).
“Class B Common Stock Option Agreement” means the Class B Common Stock Option Agreement, by and between Parent, Buyer and TWR IV, substantially in the form attached to this Agreement as Exhibit G.
“Class B Option” has the meaning set forth in Section 5.9.

“Class B Shares” means shares of Class B common stock, par value $0.000001 per share, of Parent.
“Closing” has the meaning set forth in Section 2.5.
“Closing Date” has the meaning set forth in Section 2.5.
“Closing Statement” has the meaning set forth in Section 2.4.
“Closing Statement Accountant” has the meaning set forth in Section 2.7(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Income Taxes, including with respect to state and local Income Taxes.
“Commission” means the U.S. Securities and Exchange Commission.
“Company” or “Companies” has the meaning set forth in the preamble of this Agreement.
“Company Merger” has the meaning set forth in Section 4.1(d).
“Company Releasing Group” has the meaning set forth in Section 11.3(b).
“Company Reorganization” has the meaning set forth in Section 4.1(d).
“Contract” means any written or oral legally binding written agreement, commitment, lease, license or contract, but excluding any Hydrocarbon leases, other instruments constituting the Companies’ chain of title to the Oil and Gas Assets or any instrument to the extent creating or pursuant to which any Company derives its ownership in and to any of the Oil and Gas Assets.
“Contracting Parties” has the meaning set forth in Section 12.14.
“Contributed Assets” has the meaning set forth in Section 7.8.
“Conversion” has the meaning set forth in Section 4.1(d).
“Cooperation Period” has the meaning set forth in Section 6.5.
“Defensible Title” means such title of the Companies to the Oil and Gas Assets that is deducible of record and/or provable title evidenced by documentation, which, although not constituting perfect merchantable or marketable title, would be successfully defended if challenged, and which, as of the Effective Time and as of the Closing Date, subject to the Permitted Encumbrances:

(a)    with respect to the Fee Mineral Interests, NPRIs, and RAL Interests located within a Tract set forth on Exhibit A-1, entitles the Companies to a number of NRAs in the Target Formation(s) of the Fee Mineral Interest, NPRI, or RAL Interests, as applicable, located within such Tract that is not less than the number of NRAs set forth in the applicable column and row for such Tract on Exhibit A-1 as to the applicable Target Formation(s) for such Fee Mineral Interest, NPRI, or RAL Interests, except for any such decreases that may result from the establishment or amendment of pools or units after the Execution Date;
(b)    with respect to the ORRIs located within a Tract set forth on Exhibit A-1, entitles the Companies to a number of NRAs in the Target Formation(s) for each ORRI located within such Tract that is not less than the number of NRAs set forth in the applicable column and row for each ORRI on Exhibit A-1 as to the applicable Target Formation(s) for such ORRI, except for any such decreases that may result from (i) the establishment or amendment of pools or units after the Effective Time or (ii) reversion of interests with respect to operations in which other owners elect or have elected to non-consent or otherwise not participate;
(c)    with respect to each currently producing formation for each Well set forth on Exhibit A-2, entitles the Companies to receive not less than the Net Revenue Interest set forth on Exhibit A-2 for such Well of all Hydrocarbons produced, saved and marketed from such Well, throughout the productive life of such Well for such producing formation, except for any decreases that may result from (i) the election to ratify or the establishment or amendment of pools or units on or after the Execution Date, (ii) operations in which a Company owner may elect to be a non-consenting co-owner, or (iii) reversion of interests to co-owners with respect to operations in which such co-owner elected not to consent;; and
(d)    is free and clear of all Liens.
“Diamondback” means Diamondback Energy, Inc., a Delaware corporation.
“Disclosure Schedules” means the disclosure schedules attached to this Agreement.
“Dollars” and “$” mean the lawful currency of the United States.
“Due Diligence Information” has the meaning set forth in Section 5.17(b).
“Effective Time” means 12:00 a.m. Midland, Texas time on July 1, 2024.
“Environmental Laws” means Laws of any Governmental Authority relating to public or worker health or safety (regarding Hazardous Materials), pollution or the protection of the environment or natural resources, including, without limitation, those Laws relating to the presence, storage, handling or use of Hazardous Materials and those Laws relating to the generation, processing, treatment, storage, transportation, disposal, discharge, release, remediation, control or other management thereof, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Equity Interests” means, with respect to any Person that is not a natural person, (a) any capital stock, partnership interests (whether general or limited), membership interests and any other equity interests or share capital of such Person, (b) any warrants, Contracts or other rights or options to subscribe for or to purchase any capital stock, partnership interests (whether general or limited), membership interests or other equity interests or share capital of such Person, (c) any share appreciation rights, phantom share rights or other similar rights settled into capital stock with respect to such Person or its business and (d) any securities or instruments exchangeable for or convertible or exercisable into any of the foregoing or with any profit participation features with respect to such Person; provided, however, “Equity Interests” expressly excludes any real property interests or interests in any Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments, and other royalty burdens and other interests payable out of production of Hydrocarbons, including any Oil and Gas Assets.
“ERISA” has the meaning set forth in Section 4.7(d).
“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Escrow Agreement” means an Escrow Agreement dated as of the Execution Date by and among Sellers, Buyer and Escrow Agent, in the form attached to this Agreement as Exhibit H.
“Estimated Adjustment Amount” has the meaning set forth in Section 2.4.
“Exchange” has the meaning set forth in Section 5.9.
“Excluded Assets” means the following: (a) the assets and properties, if any, set forth on Schedule 1.2, (b) the Excluded Records; (c) any and all claims for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets related to Pre-Effective Time Asset Taxes or Taxes of a Seller Combined Group; (d) any and all claims for refunds or credits owed to Company from any Governmental Authority or Third Party to the extent related or attributable to the period prior to the Effective Time, (e) the Subject Marks, (f) any proceeds or earnings with respect to any other Excluded Assets, (g) all computer servers, computer hardware, software (including software licenses) phones, cellular phones, radios and similar equipment and property (except owned SCADA equipment), (h) any offices and/or office leases and any personal property (other than the Records) that is located in or on such offices or office leases, and (i) all trade credits, all bank accounts, accounts, receivables, insurance claims and rights (including with respect to matters for which any Seller is obligated to indemnify Buyer Indemnified Parties hereunder) and other proceeds, income, or revenues attributable to the Assets with respect to any period of time prior to the Effective Time, but excluding in each case any such amounts for which the Base Purchase Price is adjusted upwards pursuant to Section 2.3(a).
“Excluded Asset Assignment” means an assignment and conveyance of the Excluded Assets from each Company to its Seller or its designees in the form attached hereto as Exhibit C.

“Excluded Records” means: (a) any and all data, correspondence, materials, descriptions, documents and records relating to the auction, marketing, sales negotiation or sale of the Purchased Interests, the Companies or the Assets, including the existence or identities of any prospective inquirers, bidders or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person; (b) corporate, financial, Tax, and legal data and records that relate primarily to the businesses of any Affiliate of any Seller other than the Companies, and any Income Tax Returns of Sellers; (c) legal records and legal files of the Companies with respect to or that relate to this Agreement, any Transaction Document or any of their communications prior to the Closing with respect to the transactions contemplated thereby or hereby, including all work product of and attorney-client communications with any Seller’s or any Company’s legal counsel (other than title opinions); and (d) except for any Contracts that exist or are memorialized or stored only in e-mail format (which Contracts shall not be Excluded Records), all e-mails on any of the Company’s servers and networks relating to the Assets or the Excluded Assets and other electronic files on any of the Company’s servers and networks insofar as, and only to the extent, constituting any other Excluded Records.
“Execution Date” has the meaning set forth in the preamble of this Agreement.
“Fee Mineral Interest” has the meaning set forth in the definition of “Assets.”
“Final Closing Statement” has the meaning set forth in Section 2.7(b).
“Final Settlement Date” has the meaning set forth in Section 2.7(a).
“Financial Statements” has the meaning set forth in Section 4.5(a).
“Fundamental Representations” means the representations and warranties of Sellers set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4(c), Section 3.5, Section 3.7, Section 4.1(a) through (c), Section 4.2(a), Section 4.3, Section 4.4, Section 4.7(c), Section 4.7(d) and Section 4.21.
“GAAP” means generally accepted accounting principles of the United States, as consistently applied.
“Governmental Authority” means any federal, state, municipal, local, foreign or similar governmental authority, regulatory or administrative agency, court or arbitral body.
“Hazardous Material” means (a) any chemical, constituent, material, pollutant, contaminant, substance or waste that is regulated by any Governmental Authority or may form the basis of liability under any Environmental Law due to its hazardous, toxic, dangerous or deleterious properties or characteristics, including those that are defined or classified as “hazardous” or “toxic”, and (b) petroleum or any fraction thereof, Hydrocarbons, petroleum products, radioactive material, urea formaldehyde, asbestos and asbestos-containing materials, radon, toxic mold, per- or polyfluoroalkyl substances, or polychlorinated biphenyls.

“Hydrocarbons” means oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), including all crude oils, condensates and natural gas liquids at atmospheric pressure and all gaseous hydrocarbons (including wet gas, dry gas and residue gas) or any combination of the foregoing, and any minerals produced in association therewith.
“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, New Mexico gross receipts, New Mexico compensating, real or personal property transfer or other similar Taxes), (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (a) or (b) above.
“Income Tax Return” means any Tax Return that relates to Income Taxes.
“Indemnification Notice” has the meaning set forth in Section 11.3(a).
“Indemnified Party” has the meaning set forth in Section 11.3(a).
“Indemnifying Party” has the meaning set forth in Section 11.3(a).
“Indemnity Claim” means any claim for indemnification asserted in good faith by Buyer against any Seller pursuant to Section 11.1.
“Indemnity Deductibles” has the meaning set forth in Section 11.4(a).
“Indemnity Escrow” has the meaning set forth in Section 11.8.
“Indemnity Escrow Amount” means, with respect to TWR IV SellCo, the TWR IV SellCo Percentage of (i) the Performance Deposit, plus (ii) any and all interest and earnings accrued on the Indemnity Escrow Amount under the Escrow Agreement after the Execution Date as of such date of determination, minus (iii) any and all disbursements and distributions of the amounts in clauses (i) and (ii) made after Closing pursuant to Section 11.8.
“Indemnity Escrow Termination Date” has the meaning set forth in Section 11.8.
“Individual Claim Threshold” has the meaning set forth in Section 11.4(a).
“Intended Tax Treatment” has the meaning set forth in Section 7.8(a).
“Interim Cash Distribution” has the meaning set forth in Section 2.2(a).
“Interim Equity Distribution” has the meaning set forth in Section 2.2(a).

“IRS” means the Internal Revenue Service.
“Knowledge” means (a) as to each Seller, the actual knowledge (after reasonable inquiry of their direct reports) of the individuals listed on Schedule 1.1(a) and (b) as to the Buyer Parties, the actual knowledge (after reasonable inquiry of their direct reports) of the individuals listed on Schedule 1.1(b).
“Lands” has the meaning set forth in the definition of “Assets”.
“Law” means any applicable statute, writ, law, constitution, treaty, principle of common law, rule, regulation, ordinance, code, Order, judgment, injunction, determination or decree of a Governmental Authority, in each case as in effect on and as interpreted as of the Execution Date.
“Liens” means liens, pledges, options, mortgages, deeds of trust, security interests or other arrangement substantially equivalent thereto.
“Loss” or “Losses” means any loss, damage, notice of violation, investigation by any Governmental Authority, payment, Taxes, deficiency, injury, harm, detriment, decline or diminution in value, liability, exposure, claim, demand, Proceeding, settlement, judgment, award, fine, penalty, fee, charge, cost or expense (including costs of attempting to avoid or in opposing the imposition of the foregoing, interest, penalties, costs of preparation and investigation, and the fees, disbursements and expenses of attorneys, accountants and other professional advisors).
“Management Services Agreement” means that certain Management Services Agreement for Tumbleweed Royalty IV, LLC, effective as of March 24, 2022, by and between TWR IV and Double Eagle Natural Resources, LP, a Texas limited partnership.
“Material Adverse Effect” means any circumstance, change or effect that has resulted or would be reasonably expected to result in Losses, liabilities, obligations or costs, or have the effect of reducing the value of the Companies and/or the Assets, by an amount exceeding One Hundred Twenty-Nine Million One Hundred Fifty Thousand Dollars ($129,150,000), but shall exclude any circumstance, change or effect resulting or arising from: (a) any change in general conditions in the industries or markets in which the Parties operate; (b) seasonal reductions in revenues or earnings of a Party in the ordinary course of their business; (c) any adverse change, event or effect on the global, national or regional energy industry as a whole, including any such change to energy prices or the value of oil and gas assets and properties or other commodities, goods or services, or the availability or costs of hedges; (d) national or international political or economic conditions, including any engagement in hostilities (or escalating or worsening thereof), whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, labor unrest or strikes, civil unrest or similar disorder, embargoes, sanctions or interruptions of trade; (e) changes in GAAP or the interpretation thereof; (f) the entry into or announcement of this Agreement, any action by a Party that is expressly required or permitted by this Agreement, or the consummation of the transactions contemplated by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (g) matters that will be reflected in the determination of the Adjustment Amount; (h) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions, including as a result of the failure of any Third Party operator or working interest owner to develop all or a portion of any Oil and Gas Asset or any other action taken or failed to be taken by a Third Party operator or owner or working interests with respect to any Oil and Gas Asset; (i) changes or developments in financial or securities markets or the economy in general, including changes generally in supply, demand, price levels or interest or exchange rates; (j) any acts or omissions of Buyer; (k) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business consistent with ordinary, prudent and customary practices in the oil and natural gas exploration and production industry; (l) orders, acts or failures to act of any Governmental Authorities and changes in Law or the interpretation thereof; or (m) effects of weather, meteorological events, natural disasters or other acts of God.
“Material Contracts” has the meaning set forth in Section 4.12.
“Membership Interest Assignment Agreements” means the TWR IV Target Purchased Interest Assignment and TWR IV SellCo Target Purchased Interest Assignment, in each case, substantially in the form attached to this Agreement as Exhibit B.
“Mineral Proceeds” means, with respect to each Company: (a) revenues, income, proceeds, receipts, credits and other amounts earned from the sale of Hydrocarbons produced from or allocated or attributable to the Assets of such Company (net of any (i) Third Party royalties, (ii) gathering, processing and transportation costs paid in connection with sales of Hydrocarbons, and (iii) any costs or expenses (other than Taxes) that are deducted by the applicable purchasers of production); and (b) any bonus payments, delay rentals, lease extension payments, shut-in payments and other amounts or income earned with respect to, allocated or attributable to the Oil and Gas Assets of such Company.
“Nasdaq” means the Nasdaq Global Select Market.
“Net Mineral Acre” means, (a) with respect to a Fee Mineral Interest or NPRI, (i) the number of gross acres of land included in such Fee Mineral Interest or NPRI, as applicable, multiplied by (ii) the Companies’ undivided percentage interest in and to the mineral estate (or, with respect to an NPRI, the royalty grantor’s undivided ownership in the mineral estate) of the applicable Target Formation(s) for such Fee Mineral Interest or NPRI, as applicable; and (b) with respect to an ORRI, (i) the number of gross acres of land covered by such ORRI, multiplied by (ii) the lessor’s undivided percentage interest ownership in the mineral estate of such ORRI, multiplied by (iii) the aggregate undivided interest in such Oil and Gas Lease owned by the lessee of the leasehold estate as to the applicable Target Formation(s) burdened by the applicable ORRI at the time such ORRI was executed, granted, or reserved; provided, however, if subparts (a)(i) or (ii) or subparts (b)(i), (ii), or (iii) of this definition vary as to different Target Formation(s) or geographic areas within any Tract associated with a particular Asset, then a separate calculation shall be performed for each such variance.
“Net Revenue Interest” means as to each Well, an interest (expressed as a percentage or decimal fraction) in and to all oil, gas and other Hydrocarbons produced, saved and sold from or allocated to such Well (limited to the applicable currently producing formation or, if not producing, limited to the permitted depths, and, subject to any reservations, limitations or depth restrictions described on Exhibit A-2, as applicable).
“Nonparty Affiliates” has the meaning set forth in Section 12.14.
“NORM” has the meaning set forth in Section 12.15.
“Notice of Disagreement” has the meaning set forth in Section 2.7(a).
“Notice Period” has the meaning set forth in Section 11.3(b).
“Notices” has the meaning set forth in Section 12.1.
“NPRI” has the meaning set forth in the definition of “Assets.”
“NRA” means, as computed as to the aggregate Oil and Gas Assets in a Tract as to each applicable Target Formation set forth on Exhibit A-1, (a) with respect to each Fee Mineral Interest or an NPRI located within a Tract, (i) the number of Net Mineral Acres for such Fee Mineral Interest or NPRI, multiplied by (ii) lessor’s royalty percentage under the applicable Oil and Gas Lease, if any, expressed on an 8/8ths basis to the Oil and Gas Lease, divided by (iii) 1/8th; (b) with respect to each ORRI, (i) the number of Net Mineral Acres covered by such ORRI, multiplied by (ii) the applicable overriding royalty decimal for the applicable ORRI at the time such ORRI was executed, reserved, or granted, expressed on an 8/8ths basis, divided by (iii) 1/8th; and (c) with respect to each RAL Interest located with a Tract, (i) the number of gross acres in the Tract, multiplied by (ii) lessor’s royalty percentage under the applicable Oil and Gas Lease, if any, expressed on an 8/8ths basis to the Oil and Gas Lease (less any burden reducing the owner of the soil’s right to receive royalty therein), divided by (iii) 1/8th. For the purposes of calculating NRA, any Oil and Gas Asset that is not subject to or burdened by an Oil and Gas Lease (or otherwise burdened by or derived from instrument(s) that necessitate a 1/8th royalty for such Oil and Gas Asset) will be deemed to be and treated as though it is subject to an oil and gas lease that provides the lessor thereunder a royalty rate of 25%. If the number of NRAs for any Tract varies as to different Target Formations, a separate calculation shall be performed with respect to each such Target Formation for the purposes of calculating NRAs.
“Oil and Gas Assets” has the meaning set forth in the definition of “Assets.”
“Oil and Gas Lease” means any oil, gas and mineral leases that relate to the Assets, including all reversionary rights applicable to such Assets, including those described in Exhibit A-1 attached to this Agreement.
“OpCo Unit” means a limited liability company interest in Buyer, designated as a “Unit” in Buyer’s Organizational Documents.
“OpCo Unit Consideration” has the meaning set forth in Section 2.2(a).
“OpCo Unit Post-Closing Reference Price” means, at any specified time after Closing, the 30-day VWAP of a Viper Share ending two Business Days prior to such specified time.

“OpCo Unit Reference Price” means $39.6288 per OpCo Unit.
“Operating Expenses” means, with respect to each Company, all operating expenses of such Company attributable to the Assets of such Company in the ordinary course of business, including overhead costs of such Company charged to the Assets consistent with those of such Company as reflected in the applicable Financial Statements and those costs and fees paid in the ordinary course by such Company pursuant to the Management Services Agreement, but excluding Taxes.
“Order” means any order, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.
“Organizational Documents” means any charter, certificate of incorporation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreement or similar formation or governing documents and instruments.
“ORRI” has the meaning set forth in the definition of “Assets.”
“Other Pre-Closing Working Capital Liabilities” means the Working Capital Liabilities of the Company as of the Closing Date.
“Outside Date” has the meaning set forth in Section 10.1(f).
“Parent” has the meaning set forth in the preamble of this Agreement.
“Parent 8-K” has the meaning set forth in Section 5.12(b).
“Parent Financial Statements” has the meaning set forth in Section 5.12.
“Parent SEC Documents” has the meaning set forth in Section 5.12.
“Party” and “Parties” have the meaning set forth in the preamble of this Agreement.
“Performance Deposit” has the meaning set forth in Section 2.2(b).
“Permits” means all governmental (whether federal, state, local or tribal) certificates, consents, permits (including conditional use permits), licenses, Orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Assets.
“Permitted Encumbrances” means:
(a)    preferential rights to purchase and required Third Party consents to assignment and similar agreements, except, to the extent pertaining to a prior exercise of, breach of, or failure to comply with, the terms thereof by the Company or any predecessor in title, if such prior breach or failure reduces the Company’s NRAs below the amount shown in Exhibit

A-1 for any Tract or the Company’s Net Revenue Interest below the amount shown in Exhibit A-2 for any Well, as applicable;
(b)    all rights to consent by, required notices to, filings with or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas interests or sale of production therefrom if the same are customarily obtained subsequent to such sale or conveyance;
(c)    Liens for Taxes or assessments not yet delinquent or which are being contested in good faith;
(d)    vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property, in each case, in respect of obligations not due or not delinquent or which are being contested in good faith by appropriate Proceedings;
(e)    easements, rights-of-way, servitudes, Permits, surface leases and other rights in respect of surface operations on or over any of the Oil and Gas Assets which, in each case, do not materially impair the ownership of the Oil and Gas Assets as currently owned;
(f)    the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the Applicable Contracts, the oil and gas leases affecting the Oil and Gas Assets or in the instruments and documents that create or reserve to the Companies their interest in the Oil and Gas Assets, including specifically the instruments reserving or creating the Oil and Gas Assets and any conveyances of the Oil and Gas Assets, in each case, that (i) do not reduce the Companies’ NRAs below the amount shown in Exhibit A-1 for any Tract or the Companies’ Net Revenue Interest below the amount shown in Exhibit A-2 for any Well, as applicable, and/or (ii) that do not materially interfere with the ownership of the Asset (as currently owned);
(g)    any matter waived in writing by Buyer;
(h)    all Liens and encumbrances that are released or discharged prior to Closing;
(i)    defects in the chain of title arising from the failure to recite marital status, omissions of successors or heirship or the lack of probate Proceedings;
(j)    any defects or irregularities (i) based solely on lack of information in the Companies and/or the Companies’ files; (ii) arising out of lack of corporate or other entity authorization, a scrivener’s error, or a variation in corporate name unless Buyer provides affirmative evidence that such lack of authority or error results in a Third Party’s superior claim of title; (iii) arising out of the lack of recorded powers of attorney from any Person to execute and deliver documents on their behalf; (iv) based on a gap in the chain of title of the Oil and Gas Asset, unless such gap is affirmatively shown to exist in the county records by an abstract of title or title opinion; (v) reasonably likely to have been cured by possession under applicable statute of limitation or statutes relating to prescription; (vi) based on omissions of successors or heirship, or lack of probate proceedings that have been outstanding for five years or more; or (vii) resulting from lack of survey or failure to record releases of Liens, production payments or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation;
(k)    the failure of any Third Party operator to develop all or a portion of any Oil and Gas Asset that does not, individually or in the aggregate, reduce the Companies’ NRAs below the amount shown in Exhibit A-1 for any Tract or the Companies’ Net Revenue Interest below the amount shown in Exhibit A-2 for any Well, as applicable;
(l)    defects or irregularities arising out of the lack of recorded powers of attorney from any Person to execute and deliver documents on behalf of such Person;
(m)    all rights reserved to or vested in any Governmental Authority to control or regulate the Assets in any manner;
(n)    any limitations (including drilling and operating limitations) imposed on the Oil and Gas Assets by reason of the rights of subsurface owners or operators in a common property (including the rights of coal and timber owners);
(o)    any Liens, defects or irregularities of title, if any, affecting the Oil and Gas Assets which (i) would be accepted by a reasonably prudent person engaged in the business of owning mineral interests, royalty interests or overriding royalty interests, or (ii) do not, individually or in the aggregate, reduce the Companies’ NRAs below the amount shown in Exhibit A-1 for any Tract or the Companies’ Net Revenue Interest below the amount shown in Exhibit A-2 for any Well, as applicable;
(p)    any matters specifically described on Exhibit A-1 or Exhibit A-2;
(q)    the effect of any pooling agreements, production sharing agreement, production allocation agreement, unit agreement, operating agreement or Contracts affecting the Oil and Gas Assets;
(r)    conventional rights of reassignment obligating a Person to reassign its interest in any portion of the Assets;
(s)    rights of a common owner of any interest currently held by the Companies and such common owner as tenants in common or through common ownership to the extent that the same does not, individually or in the aggregate, reduce the Companies’ NRAs below the amount shown in Exhibit A-1 for any Tract or the Companies’ Net Revenue Interest below the amount shown in Exhibit A-2 for any Well, as applicable;
(t)    failure of the records of any Governmental Authority to reflect the Companies as the owner(s) of any Asset, provided that the instruments evidencing the conveyance of such title to the Companies from their immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county;
(u)    delay or failure of any Governmental Authority to approve the assignment of any Oil and Gas Assets to the Companies or any predecessor in title to the Companies unless such approval has been expressly denied or rejected in writing by such Governmental Authority;
(v)    the terms and conditions of this Agreement, any other Transaction Document, any Applicable Contract and any agreement or instrument that is executed or delivered and that is expressly required or contemplated by this Agreement;
(w)    any defects based on a gap in the Companies’ chain of title in any federal, state or Native American files as long as the gap is not reflected in the real property records of the county in which the affected Oil and Gas Asset(s) are located;
(x)    other than with respect to any RAL Interest, the lack of executive rights in any of the Lands;
(y)    defects as a consequence of cessation of production, insufficient production, or failure to conduct operations during any period after the completion of a well capable of production in paying quantities on any of the Oil and Gas Assets held by production, or lands pooled, communitized or unitized therewith, except to the extent the cessation of production, insufficient production, or failure to conduct operations is such that it has given rise to a right of the lessor or other Third Party to terminate the underlying lease;
(z)    defects based on the inability of the Companies to locate an unrecorded instrument of which Buyer has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument, if no claim has been made under such unrecorded instruments within the last ten (10) years;
(aa)    any Liens, defects, burdens or irregularities arising out of, or related to, the existence (at any time prior to, on or after the Effective Time) of any waterway (whether navigable or otherwise) located on, under, abutting, touching, crossing or otherwise affecting any Asset;
(bb)    any Liens, defects, burdens or irregularities applicable to, arising with respect to or otherwise solely affecting any depth or formation other than the applicable Target Formation;
(cc)    lessor’s royalties and any overriding royalties, reversionary interests, payments out of production, net profits interests and other burdens to the extent they do not, individually or in the aggregate, reduce the Companies’ NRA in a Tract below that identified on Exhibit A-1;
(dd)    defects due to the establishment or amendment of pools or units;

(ee)    as to any overriding royalty interest, Liens created under deeds of trust, mortgages or similar instruments by the lessor under an oil and gas lease covering the lessor’s surface and mineral interest to the extent such instrument does not prohibit lessor from entering into the oil and gas lease and no mortgagee or lienholder of any such deed of trust, mortgage or similar instruments has initiated foreclosure or similar proceedings;
(ff)    any encumbrance, defect, charge or other burden arising by the election, or deemed election, of the applicable lessee or respondent of any Oil and Gas Lease or Order burdening the applicable Asset or from which the applicable Asset is derived, as applicable, not to participate in the drilling or development of any oil or gas well located on (or attributable to) the lands covered by such Oil and Gas Lease or Order;
(gg)    any encumbrance, defect, charge or other burden arising by the failure to obtain verification of identity of people in a class, heirship, or intestate succession;
(hh)    all applicable Laws (including zoning and planning ordinances and municipal regulations) and rights reserved to or vested in any Governmental Authority to control or regulate, in whole or in part, any of the Oil and Gas Assets in any manner, and all obligations and duties under all applicable laws, rules, and Orders of any such Governmental Authority or under any grant or Permit issued by any such Governmental Authority;
(ii)    Third Party recorded documents that would be deemed fraudulent by a reasonably prudent person engaged in the business of owning mineral interests, royalty interests or overriding royalty interests;
(jj)    the treatment or classification of mineral interests as working interest due to forced pooling by a Governmental Authority;
(kk)    the treatment or classification of any horizontal well as an allocation well that crosses more than one Oil and Gas Lease or leasehold tract, including (i) the failure of such Oil and Gas Leases or leasehold tracts as to such well to be governed by a common pooling or unit agreement, or subject to a production sharing agreement or similar agreement, whether in whole or in part, or failure of the Oil and Gas Lease to contain pooling provisions or contain adequate pooling provisions, or the absence of any lease amendment or consent authorizing the pooling of such interests, and (ii) the allocation of Hydrocarbons produced from such well among such Oil and Gas Leases or leasehold tracts based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Oil and Gas Lease or leasehold tract its share of production;
(ll)    insufficient or incomplete rights to access the surface of any Tract on or under which an Oil and Gas Asset is located; and
(mm)    all other Liens, contracts, agreements, instruments, obligations and irregularities affecting the Oil and Gas Assets which, individually or in the aggregate, (i) do not materially interfere with the ownership or use of any of the Oil and Gas Assets (as currently operated and used), (ii) do not operate to reduce the number of NRAs in the Target Formation(s) of the Oil and Gas Assets located within a Tract to less than the number of NRAs set forth in the applicable column and row for such Tract on Exhibit A-1 and (iii) do not operate to reduce the Net Revenue Interest in the Target Formation(s) of the Wells to less than the Net Revenue Interest set forth in the applicable column and row for such Well on Exhibit A-2.
“Permitted Seller Securities Lien” means (a) any transfer restrictions imposed by federal and state securities Laws, (b) any Liens imposed in any of the Organizational Documents of the Applicable Company, (c) Liens created by this Agreement, (d) Liens that arise solely out of any actions taken by Buyer or its Affiliates or taken on Buyer’s behalf by Buyer’s Representatives or by any other Person at the request of Buyer or its Affiliates and (e) Liens that are fully released from the Purchased Interests as of Closing without cost, expense or penalty to Buyer or any of its Affiliates (including, from and after Closing, the Companies).
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Post-Effective Time Asset Taxes” means, with respect to each Company, all Asset Taxes of such Company attributable to any Post-Effective Time Period (determined in accordance with Section 7.2).
“Post-Effective Time Period” means, solely with respect to any Asset Taxes, any Tax period (or a portion of any Straddle Period) beginning at or after the Effective Time.
“Pre-Closing Tax Period” means, solely with respect to any Income Taxes, any Tax period (or a portion of any Straddle Period) ending on or before the Closing Date.
“Pre-Effective Time Asset Taxes” means, with respect to each Company, all Asset Taxes of such Company attributable to any Pre-Effective Time Tax Period (determined in accordance with Section 7.2).
“Pre-Effective Time Tax Period” means, solely with respect to any Asset Taxes, any Tax period (or a portion of any Straddle Period) ending before the Effective Time.
“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, inquiry, investigation or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.
“Purchase Price” has the meaning set forth in Section 2.2.
“Purchased Interests” has the meaning set forth in the preamble of this Agreement.
“RAL Interests” has the meaning set forth in the definition of “Assets.”
“Records” means originals (if available, and otherwise copies) and electronic copies (if available) of all books, records, files, muniments of title, reports and similar documents and materials to the extent relating to the Purchased Interests, the Companies, and/or the Assets, including: land, title and division of interest files; contracts; check stubs, financial and accounting records; and records related to the management of the Oil and Gas Assets prior to the Closing Date, other than items that are not transferable without payment by Sellers of additional consideration (and Buyer has not agreed in writing to pay such additional consideration), in each case, other than the Excluded Records.
“Redemption Right” has the meaning set forth in Section 11.8.
“Reference Balance Sheet” has the meaning set forth in Section 4.7.
“Registration Rights Agreement” means a registration rights agreement substantially in the form attached to this Agreement as Exhibit D.
“Relevant Area” has the meaning set forth in Section 5.8.
“Representatives” means a Person’s directors, officers, partners, members, managers, employees, agents or advisors (including attorneys, accountants, consultants, bankers, financial advisors and any representatives of those advisors).
“Required Consent” means a consent requirement that would be triggered by the purchase and sale of an Oil and Gas Asset and expressly provides that transfer of such Oil and Gas Asset without such consent will result in (a) termination of the owner’s existing rights in relation to such Oil and Gas Asset, or (b) the transfer being null and void as to such Oil and Gas Asset; provided, however, that any consent which by its terms cannot be unreasonably withheld, shall not constitute a Required Consent.
“Second A&R Exchange Agreement” means the Second Amended and Restated Exchange Agreement, by and among the Buyer Parties, Diamondback, and TWR IV, substantially in the form attached to this Agreement as Exhibit F.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” or “Sellers” has the meaning set forth in the preamble of this Agreement.
“Seller Closing Certificate” has the meaning set forth in Section 2.6(a)(iv).
“Seller Combined Group” means any Combined Group for Income Tax purposes of which each of (a) any Company and (b) any Seller or an Affiliate of such Seller (other than any Company), is or was a member on or prior to the Closing Date.
“Seller Combined Group Return” means any Tax Return of a Seller Combined Group for which a Seller or an Affiliate of such Seller (other than any Company) is the reporting entity.
“Seller Entitlements” has the meaning set forth in Section 2.11(a).
“Seller Indemnified Parties” has the meaning set forth in Section 11.2.

“Seller Releasing Group” has the meaning set forth in Section 11.9(a).
“Seller Tax Contest” has the meaning set forth in Section 7.7(a).
“Seller Taxes” means, without duplication, and with respect to each Seller, any and all (a) Income Taxes imposed by any applicable Laws on such Seller, (b) Pre-Effective Time Asset Taxes of the Applicable Company allocable to such Seller pursuant to Section 7.2 (taking into account, and without duplication of, (i) such Asset Taxes effectively borne by such Seller as a result of the adjustments made pursuant to Section 2.3, Section 2.4 and Section 2.7, as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 7.1(b) or Section 7.2(c)), (c) any Taxes (other than Asset Taxes) assumed or succeeded by the Applicable Company as a transferee or successor for any taxable period ending before the Closing Date, or imposed on a consolidated, combined, or unitary group of which the Applicable Company (or any predecessor of such Company) is or was a member on or prior to the Closing Date by reason of Treasury Regulations Section 1.1502-6(a) or any analogous or similar state or local law, (d) any Taxes resulting from or attributable to the Company Reorganization and (e) any Taxes resulting from or attributable to the distribution by TWR IV of all of its Equity Interest in TWR IV SellCo to certain holders of the Equity Interests in TWR IV.
“Specified Representations” has the meaning set forth in Section 11.4(a).
“Straddle Period” means (a) with respect to any Income Tax, any Tax period beginning before and ending on or after the Closing Date, and (b) with respect to any Asset Tax, any Tax period beginning before and ending after the Effective Time.
“Straddle Period Tax Contest” has the meaning set forth in Section 7.7(b).
“Subject Marks” has the meaning set forth in Section 6.8.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which a majority of the shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, partnership, limited liability company or other entity are owned directly or indirectly by such Person.
“Target Formations” means, with respect to each Tract, the depths and geographic formation(s) specified for such Tract on Exhibit A-1.
“Tax Return” means any report, return, estimated tax filing, declaration, claim for refund, information returns or other filing filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedules or attachments thereto and any amendment thereof.
“Taxes” (and its derivatives) means all U.S. federal, state or local, non-U.S. and other taxes imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added and withholding taxes, fees, assessments, and similar governmental charges in the nature of a tax, and including additions to tax, penalties and interest with respect to any of the foregoing (whether disputed or not).
“Third A&R Buyer LLCA” means the Third Amended and Restated Limited Liability Company Agreement of Buyer, substantially in the form attached to this Agreement as Exhibit E.
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Third Party Claim” has the meaning set forth in Section 11.3(b).
“Title Defect” means any Lien, encumbrance, obligation, burden or defect (other than a Permitted Encumbrance) that causes the Company to not have Defensible Title to the Oil and Gas Asset.
“Title Defect Amount” has the meaning set forth in Section 9.2.
“Tract” means the tracts or parcels of the Lands identified on Exhibit A-1.
“Transaction Costs” means, with respect to each Company, (a) all investment banking, accountant, attorney, consultant and other advisor’s expenses, fees and costs and similar transaction fees and expenses, in each case, incurred prior to the Closing Date by such Company in connection with the preparation for, negotiation or consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (b) any assignment or change in control payments or prepayment premiums, penalties, charges or similar fees or expenses that are binding on the Company or the holders of the Purchased Interests prior to Closing that are required to be paid at the time of, or the payment of which would become due and payable as a result of the execution and delivery of this Agreement or any other Transaction Document and/or the consummation of the transactions contemplated hereby or thereby at the Closing and (c) any costs and expenses paid or payable in connection with the Company Reorganization.
“Transaction Documents” has the meaning set forth in Section 12.5.
“Transfer Taxes” has the meaning set forth in Section 7.3.
“TWR IV” has the meaning set forth in the preamble of this Agreement.
“TWR IV Base Cash Amount” means $185,154,858.85.
“TWR IV Base OpCo Unit Amount” means 10,093,670 OpCo Units.
“TWR IV Closing Negative Adjustment” has the meaning set forth in the definition of “TWR IV Closing Payment.”

“TWR IV Closing Payment” equals (a) the TWR IV Base Cash Amount minus (b)(i) the Performance Deposit multiplied by (ii) the TWR IV Percentage, plus or minus, as applicable, (c) the Estimated Adjustment Amount for TWR IV Target; provided, however, that if this formula would result in the TWR IV Closing Payment being less than zero, then the TWR IV Closing Payment shall be zero and the amount by which the TWR IV Closing Payment is less than zero shall be the “TWR IV Closing Negative Adjustment”.
“TWR IV Closing Unit Amount” means (a) the TWR IV Base OpCo Unit Amount minus (b) if there is a TWR IV Closing Negative Adjustment, a number of OpCo Units equal to (i) the TWR IV Closing Negative Adjustment, divided by (ii) the OpCo Unit Reference Price plus (c) if there is any Interim Cash Distribution or an Interim Equity Distribution, such amount of additional OpCo Units calculated in accordance with Section 2.2(a).
“TWR IV Indemnity Deductible” has the meaning set forth in Section 11.4(a).
“TWR IV Percentage” means 67.9622%.
“TWR IV Purchased Interests” has the meaning set forth in the preamble of this Agreement.
“TWR IV SellCo” has the meaning set forth in the preamble of this Agreement.
“TWR IV SellCo Base Purchase Price” means $275,845,141.15.
“TWR IV SellCo Closing Payment” equals (a) the TWR IV SellCo Base Purchase Price minus (b)(i) the Performance Deposit multiplied by (ii) the TWR IV SellCo Percentage, plus or minus, as applicable, (c)(i) the Estimated Adjustment Amount for TWR IV SellCo Target.
“TWR IV SellCo Indemnity Deductible” has the meaning set forth in Section 11.4(a).
“TWR IV SellCo Percentage” means 32.0378%.
“TWR IV SellCo Purchased Interests” has the meaning set forth in the preamble of this Agreement.
“TWR IV SellCo Target” has the meaning set forth in the preamble of this Agreement.
“TWR IV SellCo Target Purchased Interest Assignment” means the Membership Interest Assignment Agreement, by and between TWR IV SellCo and Buyer, substantially in the form attached to this Agreement as Exhibit B.
“TWR IV Target” has the meaning set forth in the preamble of this Agreement.
“TWR IV Target Purchased Interest Assignment” means the Membership Interest Assignment Agreement, by and between TWR IV and Buyer, substantially in the form attached to this Agreement as Exhibit B.

“Viper Share” means one share of Class A common stock, par value $0.000001, of Parent.
“Well” has the meaning set forth in the definition of “Assets”.
“Working Capital Liabilities” means, with respect to each Company, the current liabilities of such Company as of the Closing Date (including any indebtedness for borrowed money, whether or not current), each determined in accordance with GAAP but excluding any (a) Tax liabilities, (b) Transaction Costs, (c) liabilities related to the Excluded Assets and (d) Operating Expenses, in each case, of such Company.
“WTI 2025 Average” means, for the 2025 calendar year, the arithmetic average of the daily settlement price for the West Texas Intermediate (WTI) light sweet crude oil prompt Month futures contract reported as “CL1 Commodity” by Bloomberg (or if Bloomberg no longer publishes such amount, by EIA) from January 1, 2025 to December 31, 2025, excluding weekends, holidays or any other non-trading days.
1.2    Rules of Construction. All article, section, schedule and exhibit references used in this Agreement are to articles and sections of, and schedules and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The disjunctive word “or” is used in its inclusive sense unless otherwise specifically indicated. The word “or” means and includes “and/or” unless the context otherwise clearly indicates that the usage is meant to be exclusive. The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. References to any agreement or other document or instrument are to such agreement, document or instrument as amended, modified, superseded, supplemented and restated now or from time to time after the Execution Date, unless otherwise specified. All references to currency in this Agreement shall be to, and all payments required under this Agreement shall be paid in, Dollars. Any financial or accounting term that is not otherwise defined in this Agreement shall have the meaning given such term under GAAP.

ARTICLE 2
Purchase and Sale; Closing
2.1    Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (a) TWR IV shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire, the TWR IV Purchased Interests and (b) TWR IV SellCo shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire, the TWR IV SellCo Purchased Interests, in each case free and clear of all Liens (other than Permitted Seller Securities Liens).
2.2    Purchase Price; Performance Deposit.
(a)    In consideration for the purchase of the Purchased Interests, Buyer agrees to pay and issue aggregate consideration deemed to be equal to (i) $861,000,000 (the “Base Purchase Price”), as adjusted by the Adjustment Amount and the other provisions of this Agreement (the Base Purchase Price as so adjusted, the “Purchase Price”) and (ii) the payments, if any, required under Section 2.10 below. The portion of the adjusted Base Purchase Price received by TWR IV in respect of the TWR IV Purchased Interests shall consist of cash and OpCo Units (the OpCo Units to be issued at Closing pursuant to this Agreement, the “OpCo Unit Consideration”), and the portion of the adjusted Base Purchase Price received by TWR IV SellCo in respect of the TWR IV SellCo Purchased Interests shall consist of cash, in each case as set forth in this Agreement. If at any time on or after the Execution Date and prior to the Closing, (i) Buyer makes or declares any (A) dividend or distribution of, or payable in, OpCo Units (an “Interim Equity Distribution”), (B) subdivision or split of any OpCo Units, (C) combination or reclassification of any OpCo Units, into a smaller number of units of such applicable OpCo Units, or (D) issuance of any securities by reclassification of such OpCo Units (including any reclassification in connection with a merger, consolidation or business combination in which Parent or any acquirer, as applicable, is the surviving Person) or (ii) any merger, consolidation, combination or other transaction is consummated pursuant to which OpCo Units are converted to cash or other securities, then the number of applicable OpCo Units shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (i)(C) and (ii) to provide for the receipt by TWR IV, in lieu of any OpCo Units of the same number or amount of cash and/or securities as is received in exchange for each OpCo Unit in connection with any such transaction described in clauses (i)(C) and (ii) hereof; provided, however, that in the event of any Interim Equity Distribution paid or declared pursuant to subclause (i)(A), such amounts in respect of such Interim Equity Distribution paid or declared shall be treated as an upward adjustment to the TWR IV Base OpCo Unit Amount. If Buyer makes or declares any cash dividend or distribution on OpCo Units in respect of any fiscal quarter ending on or after September 30, 2024, and the record date for such dividend or distribution is after the Execution Date but prior to the Closing Date (each, an “Interim Cash Distribution”), then the number of OpCo Units to be issued at Closing shall be increased by (1) the number of OpCo Units issuable at Closing without taking into account such Interim Cash Distribution, multiplied by (2) such Interim Cash Distribution paid or to be paid in respect of each OpCo Unit outstanding on such record date, and divided by (3) the OpCo Unit Reference Price, provided, however, that such amounts in respect of such Interim Cash Distribution paid or declared shall be treated as an upward adjustment to the TWR IV Base OpCo Unit Amount. An adjustment made pursuant to the foregoing shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, split, combination or reclassification. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional interests of OpCo Units shall be issued as part of the OpCo Unit Consideration, no dividend or distribution with respect to the OpCo Units shall be payable on or with respect to any fractional interests and such fractional interests shall not entitle the owner thereof to vote or to any other rights of an equityholder of Buyer. In lieu of the issuance of any such fractional interest, at Closing, Buyer shall pay to TWR IV an amount in cash determined by multiplying (x) the OpCo Unit Reference Price by (y) the fraction of a unit of OpCo Unit Consideration to which TWR IV would otherwise be entitled to receive pursuant hereto.
(b)    No later than two Business Days after the Execution Date, Buyer shall deliver to the Escrow Agent by wire transfer of immediately available funds in accordance with the Escrow Agreement, an amount equal to 5% of the Base Purchase Price (the “Performance Deposit”). At Closing, (i) an amount equal to the TWR IV SellCo Percentage of the Performance Deposit (together with any accrued interest) shall be applied as a credit towards the cash consideration to be paid and shall be retained as the Indemnity Escrow in accordance with Section 11.8 and (ii) the Parties shall jointly instruct the Escrow Agent to distribute an amount equal to the TWR IV Percentage of the Performance Deposit (together with any accrued interest) to TWR IV. If this Agreement is terminated without a Closing, then the Parties shall jointly instruct the Escrow Agent to distribute the Performance Deposit (together with any accrued interest) to Buyer or the Sellers as provided in Section 10.3.
2.3    Adjustments. The Base Purchase Price shall be adjusted as follows, with respect to each Company as follows, without duplication (it being understood that the adjustments with respect to each Company shall be made and allocated separately to the portion of the Base Purchase Price allocated to such Company as set forth in Section 2.2 and Section 2.7, as applicable):
(a)    decreased or increased with respect to Operating Expenses and Other Pre-Closing Working Capital Liabilities as follows:
(i)    decreased by an amount equal to the sum of (A) all Operating Expenses of such Company attributable to periods prior to the Effective Time that are paid by Buyer after the Closing Date plus (B) all Operating Expenses of such Company attributable to periods prior to the Effective Time that are paid or payable by such Company on or after the Closing Date;
(ii)    increased by an amount equal to the sum of (A) all Operating Expenses of such Company attributable to periods from or after the Effective Time that are paid by Seller plus (B) all Operating Expenses of such Company attributable to periods from or after the Effective Time that are paid by such Company before or at Closing (provided that Operating Expenses calculated in accordance with this clause (B) shall not exceed $400,000 per month (prorated for any partial month) for the period from the Effective Time through the Closing Date);
(iii)    decreased by an amount equal to all Other Pre-Closing Working Capital Liabilities of such Company that are paid or payable by the Buyer or such Company on or after the Closing;
(b)    decreased or increased with respect to Mineral Proceeds as follows:
(i)    decreased by an amount equal to the aggregate amount of all Mineral Proceeds received by such Company or its Seller before or at the Closing attributable to periods from and after the Effective Time;
(ii)    increased by an amount equal to the aggregate amount of all Mineral Proceeds received after Closing by Buyer or such Company (and not otherwise distributed or remitted to its Seller) attributable to periods before the Effective Time (without duplication of any amounts attributable to the Cash Amount of such Company);
(c)    increased by an amount equal to the Cash Amount of such Company as of 12:01 a.m. Central Time on the Closing Date;
(d)    decreased by an amount equal to the total of all Transaction Costs of such Company, that are paid or payable by the Buyer or the Company on or after the Closing;
(e)    increased by an amount equal to all Post-Effective Time Asset Taxes of such Company paid or otherwise economically borne by such Company before or at the Closing, or by the Seller of such Company or any Affiliate of such Seller at any time;
(f)    decreased by an amount equal to all Pre-Effective Time Asset Taxes of such Company paid or otherwise economically borne by such Company after Closing (or owed by such Company at the Closing), or by Buyer or any Affiliate of Buyer at any time; and
(g)    increased or decreased, as applicable, by any other amount expressly provided for elsewhere in this Agreement or as otherwise agreed upon in writing by Sellers and Buyer.
As used in this Agreement, “Adjustment Amount” with respect to each Company refers to the aggregate sum of the adjustments provided in Section 2.3(a) through (g) for such Company, which may be a positive or negative number.
2.4    Closing Statement. Not later than five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a statement (the “Closing Statement”) setting forth for each Seller and its Applicable Company each adjustment to the Closing payments and issuances required under this Agreement as to such Seller and its Applicable Company and showing the calculation of the Adjustment Amount for such Applicable Company (using actual numbers and amounts where available, and using a good faith estimate of other amounts, where actual amounts are not available) (with respect to each Company, such amount, the “Estimated Adjustment Amount”) and the resulting TWR IV Closing Payment, TWR IV Closing Unit Amount, and TWR IV SellCo Closing Payment as determined by Sellers. Any final adjustments to the Purchase Price, if necessary, will be made pursuant to Section 2.7. In the event the Parties do not agree on an adjustment set forth in the Closing Statement prior to the Closing, the amount of such adjustment set forth in the Closing Statement as presented by Sellers will be used to adjust the Purchase Price at Closing.
2.5    Closing. Unless otherwise agreed by the Parties, the closing of the sale and transfer of the Purchased Interests to Buyer as contemplated by this Agreement (the “Closing”) shall take place remotely and electronically on October 1, 2024, or if all conditions to Closing under Section 8.1 and Section 8.2 have not yet been satisfied or waived, on the third Business Day following the date such conditions have been satisfied or waived (the date on which the Closing occurs, the “Closing Date”); provided that, if the Parties agree that the Closing will take place in-person, then the Closing shall be at such location as agreed by the Parties in writing.
2.6    Closing Obligations. At the Closing:
(a)    Sellers shall deliver (and execute and acknowledge, as appropriate), or cause to be delivered (and executed and acknowledged, as appropriate), to Buyer:
(i)    an executed counterpart of the Closing Statement;
(ii)    a counterpart of the TWR IV Target Purchased Interest Assignment, duly executed by TWR IV;
(iii)    a counterpart of the TWR IV SellCo Target Purchased Interest Assignment, duly executed by TWR IV SellCo;
(iv)    certificate(s) executed by an officer or authorized Representative of each Seller (“Seller Closing Certificate”), certifying on behalf of such Seller that the conditions to Closing set forth in Section 8.1(a) have been fulfilled;
(v)    an executed IRS Form W-9 of each Seller (or if any such Seller is disregarded as an entity separate from another Person that is not disregarded for U.S. federal income Tax purposes, such other Person);
(vi)    an Excluded Asset Assignment from each Company to its Seller, or one or more of its designees, duly executed by such Company and its Seller (or its designee);
(vii)    in the case of TWR IV, an executed counterpart of the Third A&R Buyer LLCA;
(viii)    in the case of TWR IV, an executed counterpart of the Second A&R Exchange Agreement;

(ix)    in the case of TWR IV, an executed counterpart of the Class B Common Stock Option Agreement;
(x)    in the case of TWR IV, an executed counterpart of the Registration Rights Agreement; and
(xi)    such other documents or other agreements contemplated by this Agreement.
(b)    Buyer shall deliver (and execute and acknowledge, as appropriate) to Sellers:
(i)    an executed counterpart of the Closing Statement;
(ii)    a certificate executed by an officer of Buyer (“Buyer Closing Certificate”), certifying on behalf of Buyer that the conditions to Closing set forth in Section 8.2(a) have been fulfilled; and
(iii)    such other documents or other agreements contemplated by this Agreement.
(c)    Buyer shall deliver (and execute and acknowledge, as appropriate) to TWR IV SellCo:
(i)    an executed counterpart of the TWR IV SellCo Target Purchased Interest Assignment; and
(ii)    the TWR IV SellCo Closing Payment in cash by wire transfer of immediately available funds to an account designated by TWR IV SellCo.
(d)    Buyer and/or Parent shall deliver (and execute and acknowledge, as appropriate) to TWR IV:
(i)    an executed counterpart of the TWR IV Target Purchased Interest Assignment;
(ii)    evidence of the issuance of the TWR IV Closing Unit Amount in book-entry form in the name of TWR IV;
(iii)    the TWR IV Closing Payment in cash by wire transfer of immediately available funds to an account designated by TWR IV;
(iv)    an executed counterpart of the Third A&R Buyer LLCA;
(v)    an executed counterpart of the Second A&R Exchange Agreement;

(vi)    an executed counterpart of the Class B Common Stock Option Agreement; and
(vii)    an executed counterpart of the Registration Rights Agreement.
2.7    Post-Closing Adjustment.
(a)    Revised Closing Statement; Dispute Notices. On or before the date that is no later than 90 days after the Closing Date, Sellers shall prepare and deliver to Buyer a revised Closing Statement setting forth the final Adjustment Amount for each Company as of the Closing Date. Buyer shall provide to Sellers such data and information as Sellers may reasonably request in connection with the calculation of the amounts reflected on the revised Closing Statement, including check stubs and access to Third Party data services for electronic check stub information, such as PDF files, Excel spreadsheets, JIBLink, OILDEX, PDS or similar file formats. The revised Closing Statement shall, without limiting the application of Section 7.2(c), become final and binding upon the Parties on the date (the “Final Settlement Date”) that is 30 days following receipt Buyer’s receipt of the revised Closing Statement unless Buyer gives notice of its disagreement (“Notice of Disagreement”) to Sellers prior to such date. During such 30-day period, Buyer shall be given reasonable access, during normal business hours and so as not to otherwise unreasonably interfere with such Seller’s business, to each Seller’s books and records relating to the matters required to be accounted for in the Closing Statement, in each case, solely for the purpose of reviewing information with respect the Closing Statement, and solely to the extent that Sellers may provide such information without (i) violating any Laws or breaching any contracts, (ii) waiving any legal privilege (as reasonably determined by Sellers’ counsel) of any Seller or their Affiliates or (iii) violating any confidentiality obligations of any Seller or any Seller Indemnified Party. Any Notice of Disagreement shall specify in reasonable detail the Dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Sellers before the Final Settlement Date, then the Closing Statement (as revised in accordance with Section 2.7(b)) shall, without limiting the application of Section 7.2(c), become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (A) the date upon which Sellers and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement or (B) the date upon which the Closing Statement Accountant renders a decision in accordance with Section 2.7(b).
(b)    Dispute Resolution; Final Closing Statement. During the 15 days following the date upon which Sellers receives a Notice of Disagreement, Sellers and Buyer shall in good faith attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such 15-day period (or earlier by mutual agreement), Buyer and Sellers have not reached agreement on such matters, the matters that remain in dispute (and only such matters) shall promptly be submitted to KPMG LLP, or if KPMG LLP declines to act in such capacity, by another nationally recognized firm of independent accountants that does not have a material relationship with any Party or its affiliates and that is reasonably acceptable to Buyer (the “Closing Statement Accountant”) for review and final and binding resolution. If the proposed Closing Statement Accountant is unable or unwilling to serve as provided in this Agreement, then Sellers and Buyer shall, in good faith, mutually agree upon an alternative independent national accounting firm to serve as the Closing Statement Accountant. Buyer and Sellers shall, not later than seven days prior to the hearing date set by the Closing Statement Accountant, each submit a written brief to the Closing Statement Accountant (and provide a copy of such brief to the other Party on the same day) with Dollar figures for settlement of the disputes as to the amount of the final Adjustment Amount (together with a proposed Closing Statement that reflects such figures) consistent with their respective calculations reflected in the revised Closing Statement and Notice of Disagreement, as applicable. The hearing will be scheduled as promptly as practicable following submission of the settlement briefs, and shall be conducted in English on a confidential basis. The Closing Statement Accountant shall consider only those items or amounts in the Closing Statement which were identified in the Notice of Disagreement and which remain in dispute and the Closing Statement Accountant’s decision resolving the matters in dispute shall be based upon and be consistent with the terms and conditions in this Agreement, and not on the basis of independent review. In deciding any matter, the Closing Statement Accountant (i) shall be bound by the provisions of this Section 2.7 and the related definitions and (ii) shall choose either Sellers’ position or Buyer’s position with respect to each matter addressed in a Notice of Disagreement. The Closing Statement Accountant shall render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the Parties reach agreement prior to such conclusion and withdraw the dispute from the Closing Statement Accountant. The Closing Statement Accountant shall provide to the Parties explanations in writing of the reasons for its decisions regarding the final Adjustment Amount and shall issue the Final Closing Statement reflecting such decision. The decision of the Closing Statement Accountant, other than with respect to any clear and manifest mathematical errors, shall, without limiting the application of Section 7.2(c), be final and binding on the Parties and non-appealable for all purposes under this Agreement. The cost of any arbitration (including the fees and expenses of the Closing Statement Accountant) under this Section 2.7(b) shall be borne proportionately by Sellers, on the one hand, and Buyer on the other hand, based on the difference between the claimed adjustments in the Notice of Disagreement and the final Adjustment Amount. For example, if Buyer claims the final aggregate net adjustments to the Base Purchase Price is $1,000 greater than the amount determined by Seller, and Sellers contests only $500 of the amount claimed by Buyer, and if the Closing Statement Accountant ultimately resolves the dispute by awarding Sellers $300 of the $500 contested, then the costs and expenses of the independent accounting firm will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Sellers. The fees and disbursements of Sellers’ independent auditors and other costs and expenses incurred in connection with the services performed with respect to the Closing Statement shall be borne by Sellers and the fees and disbursements of Buyer’s independent auditors and other costs and expenses incurred in connection with their preparation of the Notice of Disagreement shall be borne by Buyer. As used in this Agreement, the term “Final Closing Statement” shall mean the revised Closing Statement described in Section 2.7(a), as prepared by Sellers and as may be subsequently adjusted to reflect any subsequent written agreement between the Parties with respect to the Final Closing Statement, or if submitted to the Closing Statement Accountant, as determined by the Closing Statement Accountant in accordance with this Section 2.7(b).

(c)    Final Settlement.
(i)    If the final Adjustment Amount for any Company, as set forth on the Final Closing Statement, exceeds the amount of the Estimated Adjustment Amount of such Company included in the Closing Statement, then, within three Business Days after the issuance of the Final Closing Statement, Buyer shall pay to such Company’s Seller by wire transfer of immediately available funds to an account designated in writing by such Seller an amount equal to the aggregate amount by which such final Adjustment Amount for such Company exceeds the Estimated Adjustment Amount for such Company.
(ii)    If the final Adjustment Amount for any Company, as set forth on the Final Closing Statement, is less than the Estimated Adjustment Amount for such Company included in the Closing Statement, such Company’s Seller shall pay to Buyer by wire transfer of immediately available funds to an account designated in writing by Buyer an amount equal to the aggregate amount by which the Estimated Adjustment Amount for such Company exceeds such final Adjustment Amount for such Company.
(d)    Adjustments for Tax Purposes. The Parties agree that any payment made pursuant to Section 2.2(a), Section 2.7(c), Section 2.10 and Section 7.2(c) shall be treated as an adjustment to the portion of the Purchase Price attributable to the Purchased Interests for applicable income Tax purposes, unless otherwise required by Law.
2.8    Purchase Price Allocation. Within 60 days following the issuance of the Final Closing Statement, Sellers shall deliver to Buyer for its review and approval a statement that provides for an allocation of the Purchase Price (and any other amounts constituting consideration for U.S. federal income Tax purposes) among (i) first, the Companies, and (ii) second, among the assets of each such Company in accordance with Section 1060 of the Code and the regulations thereunder (the “Allocation Statement”) and to the maximum extent permitted under applicable law, to be consistent with the Allocated Value of the assets (taking into account reasonable adjustments to account for the fair market value of the OpCo Units at Closing and any payments pursuant to Section 2.10). Buyer shall provide Sellers with any comments to the Allocation Statement within 30 days after the date of receipt of the Allocation Statement by Buyer. If Buyer does not deliver any written notice of objection to the Allocation Statement within such thirty (30) day period, the Allocation Statement shall be final, conclusive and binding on the Parties. If a written notice of objection is timely delivered to Sellers, Sellers and Buyer will negotiate in good faith for a period of 20 days to resolve such dispute (the “Allocation Dispute Resolution Period”). If, during the Allocation Dispute Resolution Period, Sellers and Buyer resolve their differences in writing as to any disputed amounts, such resolution shall be deemed final and binding with respect to such amount for the purpose of determining that component of the Allocation Statement. In the event that Buyer and Sellers do not resolve all of the items disputed in the Allocation Statement prior to the end of the Allocation Dispute Resolution Period, all such unresolved disputed items shall be determined by the Closing Statement Accountant in accordance with the procedures of Section 2.7(b), mutatis mutandis.

None of Buyer, any Seller or any of their respective Affiliates shall take any Tax position (whether in audits, Tax Returns or otherwise) that is inconsistent with the final Allocation Statement, as it may be adjusted pursuant to this Section 2.8, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable U.S. state or local or non-U.S. Law); provided, however, that neither the Buyer nor Sellers shall be unreasonably impeded in their ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the final Allocation Statement. The Parties shall use commercially reasonable efforts to update the Allocation Statement in accordance with Section 1060 of the Code following any adjustment to the Purchase Price attributable to the Purchased Interests (including, for the avoidance of doubt, the payments, if any, required by Section 2.10 below) pursuant to this Agreement. For the avoidance of doubt, the Parties agree that no asset shall be allocated a value that is less than its adjusted tax basis for U.S. federal income tax purposes.
2.9    Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be withheld and paid over to any applicable Governmental Authority under the Code, or any applicable provision of applicable Law; provided that, other than with respect to withholding Taxes owed as a result of the failure of a Seller to deliver the certificate or form described in Section 2.6(a)(v), Buyer will, prior to any deduction or withholding, use commercially reasonable efforts to notify Sellers of any anticipated withholding, and reasonably cooperate with Sellers to minimize the amount of any applicable withholding. To the extent that amounts are so withheld and paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers.
2.10    Additional Payment. In the event Closing occurs, if the WTI 2025 Average equals or exceeds Sixty Dollars ($60.00), each Seller shall earn, and Buyer shall pay each Seller (via wire transfer of immediately available funds to the account(s) designated by such Seller) no later than January 15, 2026, as additional consideration for the sale of the Purchased Interests, (i) with respect to TWR IV, the TWR IV Percentage, and (ii) with respect to TWR IV SellCo, the TWR IV SellCo Percentage, in each case, of a cash amount calculated as follows:
(a)    $16,400,000, if the WTI 2025 Average is equal to or greater than Sixty Dollars ($60.00) but less than Sixty Five Dollars ($65.00);
(b)    $24,600,000, if the WTI 2025 Average is equal to or greater than Sixty Five Dollars ($65.00) but less than Seventy Five Dollars ($75.00); or
(c)    $41,000,000, if the WTI 2025 Average is equal to or greater than Seventy Five Dollars ($75.00).
2.11    Entitlements and Obligations. Except amounts for which the Base Purchase Price was adjusted under Section 2.3:

(a)    For a period of twelve (12) months from and after the Closing Date, (A) each Seller shall be entitled to all Mineral Proceeds (including Mineral Proceeds attributable to suspense funds) attributable to its Applicable Company and/or the Assets of such Company as to periods prior to the Effective Time (“Seller Entitlements”), and (B) should Buyer or any Company receive after the Closing any payment with respect to the Seller Entitlements for any Seller, Buyer and such Company shall promptly remit the same to such Seller, as applicable; and
(b)    Each Company shall be entitled to all Mineral Proceeds (including Mineral Proceeds attributable to suspense funds) attributable to such Company and/or the Assets of such Company as to periods from and after the Effective Time (“Buyer Entitlements”), and should any Seller or any Affiliate of any Seller receive after the Closing any payment with respect to the Buyer Entitlements, such Seller shall promptly remit the same to its Applicable Company, as applicable.
ARTICLE 3
Representations and Warranties Relating to Sellers
Except as disclosed in the Disclosure Schedule, each Seller, with respect to such Seller, severally and not jointly with the other Seller, represents and warrants to Buyer:
3.1    Organization of Sellers. TWR IV is a limited liability company duly formed, validly existing, and in good standing under the Laws of Delaware. TWR IV SellCo is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Such Seller is in good standing in each jurisdiction in which the nature of the business conducted by such Seller, or the character of the assets owned, including the Equity Interests, leased or used by such Seller makes such qualification necessary, except where the failure to be in good standing would not reasonably be expected to materially delay, impair, make illegal or otherwise interfere with the ability of such Seller to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which it is a party or otherwise prevent its ability to perform in all material respects its obligations under this Agreement or the other the Transaction Documents to which it is or will be at Closing a party.
3.2    Ownership of Purchased Interests (a) TWR IV is the record and beneficial owner of all of the TWR IV Purchased Interests and (b) TWR IV SellCo is the record and beneficial owner of all of the TWR IV SellCo Purchased Interests, in each case, free and clear of all Liens other than Permitted Seller Securities Liens. Except as set forth in the Organizational Documents of the Applicable Company, at Closing, such Seller will not be party to any (i) option, warrant, right, contract, call, pledge, put or other agreement or commitment providing for the disposition or acquisition of such Seller’s interest in such Purchased Interests, as applicable, or (ii) voting trust, proxy or other agreement or understanding with respect to the voting of any of such Purchased Interests.
3.3    Authorization; Enforceability. Such Seller has full capacity, power and authority to execute and deliver this Agreement and all other Transaction Documents and to perform its obligations under this Agreement and the other Transaction Documents. This Agreement has been duly and validly executed and delivered by such Seller. This Agreement constitutes, and upon the execution and delivery by such Seller of each of the documents executed and delivered by such Seller at the Closing, such documents shall constitute, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
3.4    No Conflicts. Except as set forth on Schedule 3.4, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents do not and shall not: (a) violate any Law or Order applicable to such Seller or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; (b) result in the creation of any Lien (other than Permitted Seller Securities Liens) on, or result in any Person having the right to exercise any right to acquire the Purchased Interests; (c) violate any Organizational Document of such Seller; (d) violate, conflict with or result in any breach of any provision of, or constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation or acceleration under any agreement or instrument to which such Seller is a party, except in each case of the foregoing clauses (a), (b) or (d) for any matters that would not prevent or materially impair or delay, and would not reasonably be expected to prevent or materially impair or delay, the consummation of the transactions contemplated hereby or by the other Transaction Documents to which it is, or will be at Closing, a party, or the performance of such Seller’s obligations and covenants hereunder or under any such Transaction Documents.
3.5    Brokers’ Fees. Neither Seller nor any of their Affiliates have entered into any Contract with any Person that would require the payment by any Company or by Buyer or any of its Affiliates of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any other Transaction Document.
3.6    Litigation. There are no actions, suits, or proceedings pending, or, to the Knowledge of such Seller, expressly threatened in writing before any Governmental Authority or arbitrator against such Seller or any Affiliate of such Seller which are reasonably likely to impair or delay materially Seller’s ability to perform its obligations under this Agreement.
3.7    Investment Intent. TWR IV: (a) is acquiring the OpCo Units for its own accounts with the present intention of holding such OpCo Units for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws; (b) understands that the OpCo Units will, upon issuance, be characterized as “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws, and that the certificates representing the OpCo Units will bear restrictive legends to that effect; (c) understands that the OpCo Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable; (d) is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act; (e) has sufficient knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the OpCo Units and has so evaluated the merits and risks of such investment; (f) is able to bear the economic risk of an investment in the OpCo Units and, at the present time and in the foreseeable future, is able to afford a complete loss of such investment; and (g) acknowledges that the OpCo Units will be subject to additional limitations on transfer set forth in the Third A&R Buyer LLCA, in the Second A&R Exchange Agreement, and elsewhere in this Agreement.
3.8    Bankruptcy. There are no bankruptcy, reorganization or receivership actions pending against, being contemplated by or, to Sellers’ Knowledge, threatened against such Seller or its Company. No action is contemplated by such Seller or its Company in which such Seller or its Company would be declared insolvent or subject to the protection of any bankruptcy or reorganization Laws or procedures. Neither Seller nor its Company (a) is insolvent, (b) is in receivership or dissolution, (c) has made any assignment for the benefit of creditors, (d) has admitted in writing its inability to pay its debts as they mature, (e) has been adjudicated bankrupt and (f) has filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy Laws or any other similar Laws, nor has any such petition been filed against such Seller or its Company. In completing the transactions contemplated by this Agreement, such Seller does not intend to hinder, delay or defraud any present or future creditors of such Seller or its Company.
ARTICLE 4
Representations and Warranties Relating to the Companies
Except as disclosed in the Disclosure Schedule, each Seller, severally and not jointly with the other Seller represents and warrants to Buyer on behalf of its Applicable Company (and only with respect to such Seller’s Applicable Company and not the other Company):
4.1    Companies.
(a)    Such Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Texas.
(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, such Company is duly qualified or licensed to do business in each other jurisdiction in which the ownership or operation of its assets, including the Assets, or conduct of its business makes such qualification or licensing necessary.
(c)    Copies of such Company’s Organizational Documents have been made available to Buyer.
(d)    Prior to the Execution Date, the following events occurred: (i) on July 22, 2024, TWR IV Target was converted from a Delaware limited liability company to a Texas limited liability company (the “Conversion”); (ii) on July 22, 2024, TWR IV formed TWR IV SellCo as a Delaware limited liability company and a wholly-owned Subsidiary of TWR IV; (iii) on July 22, 2024, TWR IV SellCo formed TWR IV SellCo Target as a Texas limited liability company and a wholly owned Subsidiary of TWR IV SellCo; (iv) on August 14, 2024, the Companies entered into an agreement and plan of merger under Texas Law (and filed a certificate of merger under Texas Law with respect to such merger) (the “Company Merger” and together with the Conversion, the “Company Reorganization”) pursuant to which an undivided TWR IV SellCo Percentage of the assets and liabilities of TWR IV Target immediately prior to the Company Merger were, or shall prior to the Closing Date be, vested in TWR IV SellCo Target and an undivided TWR IV Percentage of the assets and liabilities of TWR IV Target immediately prior to the Company Merger remained, or shall prior to the Closing Date remain, in TWR IV Target. Buyer has been provided correct and complete copies of all Conversion documents, as well as the agreement and plan of merger and certificate of merger (including in each case all exhibits and attachments thereto) for the Company Merger.
4.2    No Conflict; Approvals. Except as set forth on Schedule 4.2 and except for Permitted Encumbrances, none of the execution and delivery by such Seller, its Company, or any of their respective Affiliates of any Transaction Documents to which any of them is or will be a party, or the consummation of the transactions contemplated hereby and thereby does or shall (a) violate or conflict with any provision of such Company’s Organizational Documents, (b) violate, result in a breach of or require consent or notice under any Material Contract of such Company, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel, any Material Contract of such Company, (c) violate or result in a violation of any Law to which such Company is subject in any material respect or (d) result in the imposition or creation of any Lien on any of the Purchased Interests of such Company or any of the Assets, except for any matters described in clauses (b), (c) or (d) above that would not reasonably be expected to be, individually or in the aggregate, material to such Company.
4.3    Purchased Interests. The TWR IV Purchased Interests constitute all of the issued and outstanding Equity Interests of TWR IV Target, and the TWR IV SellCo Purchased Interests constitute all of the issued and outstanding Equity Interests of TWR IV SellCo Target. The Purchased Interests have been duly authorized, validly issued and are fully paid and, subject to the Laws of the State of Texas, non-assessable, and were not issued in violation of any purchase option, call option, right of first refusal or preemptive right. As of the Closing, there will be no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies or rights of first refusal affecting the Purchased Interests.
4.4    Ownership of Equity Interests. Neither Company holds any direct or indirect Equity Interest in any Person.
4.5    Financial Statements; No Liabilities.
(a)    Sellers have delivered to Buyer before the Execution Date true, correct, and complete copies of the following financial statements (the “Financial Statements”):
(i)    the audited consolidated balance sheet of TWR IV and its Subsidiaries as of December 31, 2023 and 2022, and the related audited consolidated statements of operations, changes in members’ equity, and cash flows for the year ended December 31, 2023, and for the period from March 24, 2022 (inception) to December 31, 2022 and the related notes to such financial statements;
(ii)    the unaudited consolidated balance sheet of TWR IV and its Subsidiaries as of March 31, 2024 and March 31, 2023 and the related unaudited consolidated statements of operations, changes in members’ equity, and cash flows for the three month periods ended March 31, 2024 and 2023 and the related notes to such financial statements; and
(iii)    the unaudited consolidated balance sheet of TWR IV and its Subsidiaries as of June 30, 2024 (the “Balance Sheet Date” and such balance sheet, the “Reference Balance Sheet”) and June 30, 2023, and the related unaudited consolidated statements of operations, changes in members’ equity, and cash flows of TWR IV and its Subsidiaries for the six month periods ended June 30, 2024 and June 30, 2023.
(b)    Except as set forth in the notes thereto, all applicable Financial Statements were prepared in accordance with GAAP using the same accounting principles, policies and methods as have been used in connection with the calculation of the items reflected thereon and fairly present, in all material respects, the consolidated financial condition and results of operations of the Companies as of the respective dates thereof and for the respective periods covered thereby, subject to, in the case of the unaudited Financial Statements, normal and recurring year-end audit adjustments, the absence of footnotes thereto and the absence of notes and other textual disclosures.
(c)    No Company has any liabilities except for (i) liabilities fully and accurately reflected or reserved against on the face of the Reference Balance Sheet (rather than in the notes or schedules thereto), or (ii) liabilities that have arisen since the Balance Sheet Date in the ordinary course of business of the Companies consistent with past practice (none of which relate to violations of Law, a breach of Contract, or warranty liabilities) that would not be, individually or in the aggregate, material to the Company or (iii) liabilities arising out of the ownership, operation or maintenance of the Assets and the Excluded Assets in an aggregate amount not in excess of $17,220,000.
(d)    For purposes of this Section 4.5 and Section 4.7, “liabilities” means, with respect to any Person all obligations, and/or other liabilities of such Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due), including (i) all indebtedness for borrowed money (including all principal, accrued interest, premiums, penalties, termination fees or breakage fees but excluding trade accounts payable incurred in the ordinary course of business of the Companies consistent with past practice), (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iii) indebtedness for borrowed money secured by a Lien on assets or properties of such Person, (iv) any obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, only in the case where such obligation is classified as a capital lease on the Financial Statements, or (v) guarantees with respect to any indebtedness or other obligation of any other Person of a type described in the foregoing clause (i) through clause (iv).
4.6    Bank Accounts. Schedule 4.6 sets forth (a) the name of each financial institution in which each Company has borrowing or investment agreements, deposit or checking accounts or safe deposit boxes and (b) the type of those arrangements and accounts, including, as applicable, names in which accounts or boxes are held, the account or box numbers and the name of each Person authorized to draw thereon or have access thereto.
4.7    Specific Entity Matters.
(a)    Each Company (i) owns no assets of any kind or character other than the Assets and the Excluded Assets, (ii) has never owned any assets of any kind or character other than the Assets and the Excluded Assets (other than in connection with the Company Reorganization or fee mineral interest, overriding royalty interests, non-participating royalty interests and other non-cost bearing mineral and Hydrocarbon interests previously sold, conveyed or otherwise transferred by such Company for which such Company has no continuing obligations other than ordinary course indemnification obligations arising under the applicable sale agreement), and (iii) has no liabilities other than those arising out of its ownership, operation or maintenance of its Assets and Excluded Assets.
(b)    Except as set forth on Schedule 4.7, other than in connection with the Company Reorganization, no Company has sold, conveyed or otherwise transferred any Asset nor agreed to any such sale, conveyance or transfer, except (i) as contemplated herein, (ii) entry into oil and gas mineral leases, (iii) ratification of a pool or unit in the ordinary course of business consistent with past practice, or (iv) sales, conveyances, exchanges or transfers of fee mineral interests, overriding royalty interests, non-participating royalty interests and other non-cost bearing mineral and Hydrocarbon interests.
(c)    No Company has, or has ever had, any employees.
(d)    At no time has any Company sponsored, maintained or contributed to or had any obligation with respect to (i) any “employee benefit plan,” as such term is defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”) whether or not subject to ERISA, (ii) any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), or (iii) any bonus or incentive compensation plan.
4.8    Powers of Attorney. Schedule 4.8 sets forth a complete list of all powers of attorney issued by any Company that remain in effect as of the Closing Date.
4.9    Litigation. Except (a) as set forth on Schedule 4.9, (b) with respect to any title matters or Title Defects, which are solely addressed in Article 9, (c) with respect to Environmental Laws or environmental matters, which are solely addressed in Section 4.18 and (d) with respect to Tax matters, which are solely addressed in Section 4.10, there are no Proceedings (i) pending before any Governmental Authority or arbitrator against any Company

(A) as of the Execution Date relating to any Asset of such Company or such Company’s ownership thereof or (B) seeking to prevent the consummation of the transactions contemplated hereby or (ii) to Sellers’ Knowledge, threatened with reasonable specificity by any Third Party or Governmental Authority against such Company, (A) as of the Execution Date relating to the Assets of such Company or such Company’s ownership thereof or (B) seeking to prevent the consummation of the transactions contemplated by this Agreement.
4.10    Taxes. Except as set forth on Schedule 4.10, (a) all material Taxes that have become due and payable by such Company (whether or not shown on any Tax Returns) have been duly and timely paid, (b) all material Tax Returns required to be filed by such Company have been duly and timely filed (taking into account any extension of the due date for filing) and each such Tax Return is correct in all material respects, (c) no outstanding audit, litigation or other Proceeding with respect to any Taxes of such Company has been commenced, nor has written notice of any pending Proceeding with respect to any Taxes of such Company been received from any applicable Governmental Authority and, to Sellers’ Knowledge, no such Proceeding has been threatened, (d) there are no Liens on any of the Assets attributable to Taxes (other than Permitted Encumbrances), (e) there is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax of such Company, (f) none of the Assets of such Company are subject to any tax partnership agreement or are otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code (other than Sellers’ Organizational Documents) and (g) none of the Companies is a party to any Tax allocation, Tax indemnification or Tax sharing agreement that will remain in effect following Closing (other than any commercial agreements or arrangements that are not primarily related to Taxes). Such Company is, and has been since formation, a disregarded entity for U.S. federal income tax purposes.
4.11    Compliance with Laws. Except (a) as set forth on Schedule 4.11, (b) with respect to any title matters or Title Defects, which are solely addressed in Article 9, (c) with respect to Environmental Laws or environmental matters, which are solely addressed in Section 4.18 and (d) with respect to Tax matters, which are solely addressed in Section 4.10, each Company is and has been for the period of its ownership of such Company’s Assets, in material compliance with any applicable Law, with respect to its ownership of such Company’s Assets. Neither Company has received any written notices alleging any material violation of any applicable Law with respect to its ownership of such Company’s Assets that are uncured as of the Execution Date.
4.12    Material Contracts. Schedule 4.12 sets forth all Material Contracts. “Material Contract” means any of the following Contracts (excluding Hydrocarbon leases), to the extent binding on any Company or any Asset:
(a)    any Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing or similar Contract that is not terminable without penalty on 60 days’ or less notice;
(b)    any Contract evidencing indebtedness for borrowed money;

(c)    any Contract guaranteeing any obligation of another Person or guaranteeing any hedge Contract;
(d)    any seismic or other Contract evidencing a license for the use of or otherwise related to geological or geophysical data (including seismic data);
(e)    any Contract that can reasonably be expected to result in aggregate payments by, or revenues to the Companies (or if after Closing, Buyer) of more than $100,000 (net to the Companies’ interest) during the current or any subsequent fiscal year or more than $500,000 in the aggregate (net to the Companies’ interest) over the term of such Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);
(f)    any Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit or similar financial Contract (other than Permitted Encumbrances);
(g)    any Contract that constitutes a non-competition agreement pertaining to any Company or otherwise purports to restrict, limit or prohibit the manner in which, or the locations in which, any Company conducts business that will be binding on Buyer or the Purchased Interests after Closing;
(h)    any Contract that contains a call on production, option to purchase, or similar rights with respect to Hydrocarbon production from the Oil and Gas Assets;
(i)    any Contract that contains a tag-along or drag-along right held by a Third Party with respect to any Oil and Gas Assets;
(j)    any Contract where the primary purpose thereof is or was to indemnify another Person that will be binding on Buyer or the Purchased Interests after Closing; and
(k)    any Contract between the Company, on the one hand, and any Seller or any Affiliate of any Seller, on the other, that will be binding on Buyer, any Company, the Assets or the Purchased Interests after Closing.
Each Material Contract constitutes the legal, valid and binding obligation of the Applicable Company, on the one hand, and, to the Sellers’ Knowledge, the counterparties thereto, on the other hand, and is enforceable in accordance with its terms, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. Neither Company is, nor has either Company received written notice alleging, breach or default of such Company’s obligations under any of the Material Contracts, except as would not reasonably be expected to have a Material Adverse Effect. To Sellers’ Knowledge, except as set forth in Schedule 4.12, or as would not reasonably be expected to have a Material Adverse Effect, (x) no breach or default by any Third Party exists under any Material Contract and (y) no counterparty to any Material Contract has canceled, terminated or modified, or threatened to cancel, terminate or modify, any Material Contract. True, correct and complete copies of all Material Contracts, including all amendments and modifications thereto, have been made available to Buyer prior to the Execution Date.
4.13    Payments for Production. To Sellers’ Knowledge, except as set forth on Schedule 4.13, neither Company is obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than royalties, overriding royalties, similar arrangements established in the Lands or reflected on Exhibit A-1, minimum throughput commitments, imbalances, and gas balancing agreements), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to such Company’s interest in the Oil and Gas Assets at some future time without receiving payment therefor at or after the time of delivery.
4.14    Imbalances. Except as set forth on Schedule 4.14, to Sellers’ Knowledge, there are no production, transportation, plant, or other imbalances with respect to production from each Company’s interest in the Oil and Gas Assets.
4.15    Consents. Except as set forth in Schedule 4.15, none of the Assets are subject to any consent required to be obtained by either Company with respect to the transactions contemplated by this Agreement, except (a) for consents and approvals of Governmental Authorities that are customarily obtained after Closing, or (b) for Contracts that are terminable upon not greater than 90 days’ notice without payment of any fee.
4.16    Preferential Purchase Rights. There are no preferential purchase rights to purchase the Assets which are triggered by or applicable to the transactions contemplated by this Agreement and the other Transaction Documents.
4.17    Hedges. There are no futures, options, swaps, or other derivatives to which any Company or any of their respective Affiliates is a party that are or will be binding on any Company or any of the Assets or the sale of Hydrocarbons therefrom after Closing.
4.18    Environmental Matters.
(a)    To Sellers’ Knowledge, except as disclosed on Schedule 4.18, (i) each Company is in compliance in all material respects with all applicable Environmental Laws with respect to the Assets, (ii) there are no Proceedings pending or threatened in writing against any Company with respect to the Assets alleging material violations of, or material liabilities under, Environmental Laws, (iii) no Company or its Affiliates has received written notice from any Person of any alleged or actual material violation by such Company of, or material liability of such Company under, any Environmental Law or the terms or conditions of any Permits of such Company required under Environmental Laws with respect to the Assets, that remains unresolved, (iv) except for Orders and decrees generally applicable to the owners and operators of oil and gas assets located within the counties where the Oil and Gas Assets are located, none of the Purchased Interests or Assets are subject to any unfulfilled Orders, consent decrees, or agreements with any Governmental Authority related to Environmental Laws, and (v) no Company or its Affiliates has received unresolved written notice from any Person of any releases of Hazardous Materials on, from, under, or to the Assets that would reasonably be expected to give rise to material liabilities under Environmental Law for the Companies and their Affiliates.

(b)    The representations and warranties in this Section 4.18 are the sole and exclusive representations and warranties of Sellers and their Affiliates with respect to Environmental Laws, Permits required under Environmental Laws and/or Hazardous Materials.
4.19    Suspense Funds. To Sellers’ Knowledge as of the Execution Date, no material payments for production attributable to the Assets are currently held in suspense by the applicable operator, purchaser, or other obligor thereof as of the Execution Date except as set forth on Schedule 4.19.
4.20    Special Warranty of Defensible Title. Each Company has Defensible Title to the Oil and Gas Assets, as applicable, against every Person whoever is lawfully claiming the same or any part thereof by, through or under such Company or its Affiliates, but not otherwise, subject, however, to Permitted Encumbrances.
4.21    Brokers’ Fees. Neither Company nor any of its Affiliates have entered into any Contract with any Person that would require the payment by Buyer or any of its Affiliates (including from and after the Closing, the Company) of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any other Transaction Document.
4.22    Operations. Except as set forth on Schedule 4.22, as of the Execution Date, the Oil and Gas Assets do not include any unleased mineral interest where any Company has agreed to bear a share of drilling, operating or other costs as a participating mineral owner from and after Closing (other than operating costs that are borne by a Company after all applicable payout amounts have been received by the applicable participating parties). No Company has conducted any oil and gas operations on any of the Oil and Gas Assets, including, but not limited to, preparation, exploration, drilling, completion, reworking, or plugging or abandonment operations.
4.23    Overpayments. To Sellers’ Knowledge as of the Execution Date, other than as set forth on Schedule 4.23, no Company has received any royalties or revenues attributable to production from or the ownership of the Oil and Gas Assets in excess of the royalties or revenues such Company and/or such Seller is properly entitled to under the Oil and Gas Assets.
4.24    Lease Matters. Except as set forth on Schedule 4.24, to Sellers’ Knowledge, (a) no Company has provided any Oil and Gas Lease lessee with a written demand for payment or performance or notice of default and (b) no Company has received any written demand for payment or performance or notice of default, from any Oil and Gas Lease lessee or other party to any Oil and Gas Lease.
4.25    Unclaimed Property and Escheat Obligations. None of the Assets consists of material property or obligations, including uncashed checks, that a Company is currently required to be escheated or reported as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property Laws.

ARTICLE 5
Representations and Warranties Relating to Buyer Parties
The Buyer Parties jointly and severally represent and warrant to Sellers:
5.1    Organization of Buyer Parties. Buyer is a limited liability company, duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Parent is a corporation, duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Each Buyer Party is in good standing in each jurisdiction in which the nature of the business conducted by such Buyer Party, or the character of the assets owned, including the Equity Interests, leased or used by such Buyer Party makes such qualification necessary, except where the failure to be in good standing would not reasonably be expected to materially delay, impair, make illegal or otherwise interfere with the ability of such Buyer Party to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which it is a party or otherwise prevent its ability to perform in all material respects its obligations under this Agreement or the other the Transaction Documents to which it is or will be at Closing a party.
5.2    Authorization; Enforceability. Each Buyer Party has all requisite limited liability company or corporate, as applicable, power and authority to execute and deliver this Agreement and all other Transaction Documents and to perform its obligations under this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized and approved by each Buyer Party, and no other limited liability company or corporate, as applicable, proceeding on the part of a Buyer Party is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each Buyer Party. This Agreement and the other Transaction Documents constitute, and upon the execution and delivery by Buyer Parties of each of the documents executed and delivered by Buyer Party thereto at the Closing, such documents shall constitute, valid and binding obligations of the applicable Buyer Party, enforceable against such Buyer Party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
5.3    No Conflict; Consents. Assuming (a) filings that have been made, or will be made, pursuant to the rules and regulations of the Nasdaq in order to cause the Viper Shares to be listed thereon upon their registration under the Securities Act under the terms and conditions of the Registration Rights Agreement, and (b) post-Closing filings pursuant to applicable federal and state securities laws which the applicable Buyer Party undertakes to file or obtain within the applicable time period, in each case to the extent required, the execution and delivery of this Agreement and the Transaction Documents by the Buyer Parties and the consummation of the transactions contemplated by this Agreement and any other Transaction Documents do not and shall not: (i) violate or conflict with any provision of the Buyer Parties’ Organizational Documents, (ii) violate or result in any violation of any Law applicable to a Buyer Party or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; or (iii) breach any Contract to which a Buyer Party is a party or by which any of its assets may be bound or result in the termination of any such Contract, except in each case of the foregoing clauses (ii) or (iii) that prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the consummation of the transactions contemplated hereby or the performance of the Buyer Parties’ obligations and covenants hereunder that are to be performed at Closing.
5.4    Litigation. There are no actions, investigations or other Proceedings pending, or to Buyer’s Knowledge, any basis or threat any action, investigation, or other Proceeding, which question or make illegal the validity of this Agreement or any other action taken or to be taken in connection herewith that prevents or materially impairs or delays, or would be reasonably expected to prevent or materially impair or delay, any Buyer Party’s ability to consummate the transactions contemplated by this Agreement or any other Transaction Documents or the performance of any Buyer Party’s obligations and covenants hereunder that are to be performed prior to Closing.
5.5    Brokers’ Fees. Neither Buyer Party nor any of its respective Affiliates has entered into any Contract with any Person that would require the payment by any Seller or any of Sellers’ Affiliates of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any other Transaction Documents.
5.6    Bankruptcy. There are no bankruptcy, reorganization or receivership actions pending against, being contemplated by or, to Buyer’s Knowledge, expressly threatened in writing against any Buyer Party or any Affiliate thereof. No action is contemplated by any Buyer Party or its Affiliates in which such Buyer Party or any of its Affiliates would be declared insolvent or subject to the protection of any bankruptcy or reorganization Laws or procedures. Neither Buyer Party nor any of its Affiliates (a) is insolvent, (b) is in receivership or dissolution, (c) has made any assignment for the benefit of creditors, (d) has admitted in writing its inability to pay its debts as they mature, (e) has been adjudicated bankrupt and (f) has filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy Laws or any other similar Laws, nor has any such petition been filed against any Buyer Party or any of its Affiliates. In completing the transactions contemplated by this Agreement, no Buyer Party intends to hinder, delay or defraud any present or future creditors of any Buyer Party or its Affiliates.
5.7    Financial Ability. Each Buyer Party understands and acknowledges that the obligations of Buyer Parties to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Buyer Parties’ consummation of any financing arrangement, Buyer Parties’ obtaining of any financing or the availability, grant, provision or extension of any financing to a Buyer Party. Buyer Parties have, and at Closing will have, through a combination of cash on hand and funds readily and unconditionally available under existing lines of credit, funds sufficient or other sources of immediately available funds to enable Buyer Parties to fund the consummation of the transactions contemplated by this Agreement and satisfy all other costs and expenses arising in connection herewith.

5.8    Relevant Area Interests. To Buyer’s Knowledge, none of Buyer nor Parent directly or indirectly, through subsidiaries, partnerships, joint venture, or otherwise, (a) owns or holds any ownership, leasehold, stock, share capital, equity or other interest in any Person that operates (or takes any production in kind from) oil and gas properties that produce Uinta Basin waxy crude in any of Duchesne, Uintah, Utah, Grand, Emery, Carbon, and Wasatch Counties, Utah (the “Relevant Area”) that has produced or sold, on average over the six (6) month period prior to the Execution Date or the Closing Date, more than 2,000 barrels per day of waxy crude in the Relevant Area or (b) owns or holds, individually or in the aggregate, any interest (whether fee or leasehold) in lands located in the Relevant Area of more than 1,280 acres.
5.9    OpCo Units, Class B Shares and Viper Shares. The OpCo Units to be issued as the OpCo Unit Consideration, the Class B Shares that may be issued upon TWR IV’s exercise of the option to acquire Class B Shares (the “Class B Option”) pursuant to the Class B Common Stock Option Agreement and the Viper Shares that may be issued upon any exchange by TWR IV of such OpCo Units and, if the Class B Option has been exercised, Class B Shares for Viper Shares in accordance with the terms of the Second A&R Exchange Agreement (each, an “Exchange”) have each been duly authorized by Buyer or Parent, as applicable, and, when issued and delivered at the Closing, in the case of the OpCo Units, upon exercise of the Class B Option, in the case of the Class B Shares and upon an Exchange, in the case of Viper Shares, (a) will be duly authorized, validly issued in accordance with Buyer’s limited liability company agreement (as amended) fully paid and non-assessable and Parent’s Organizational Documents, (b) will be issued free and clear of any Liens (excluding (i) any transfer restrictions imposed by federal and state securities Laws), (ii) any Liens imposed in any of the Organizational Documents of the Buyer, or (iii) created or imposed by any Seller or its Affiliates at or after the Closing and (c) will not be issued in violation of any preemptive or other rights to subscribe for or to purchase any OpCo Units, Class B Shares or Viper Shares. In addition, all actions required to be taken by the Buyer Parties to cause the OpCo Units constituting the OpCo Unit Consideration to be issued at the Closing as contemplated in this Agreement shall have been taken at or before the Closing all actions required to be taken by Parent to cause the Class B Shares underlying the Class B Common Stock Option Agreement shall have been taken at or before TWR IV’s exercise of the Class B Option, and all actions required to be taken by Parent to cause the Viper Shares issuable upon an Exchange shall have been taken at or before such Exchange.
5.10    Capitalization of Buyer.
(a)    As of the date immediately preceding the Execution Date, the issued and outstanding Equity Interests of Buyer consisted of 176,878,461 OpCo Units. Buyer has, and at the Closing will have, sufficient authorized Equity Interests to enable it to issue the OpCo Unit Consideration as determined pursuant to Section 2.2(a) at the Closing.
(b)    All of the issued and outstanding OpCo Units are duly authorized, validly issued in accordance with the Organizational Documents of Buyer, fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person.

(c)    Except as contemplated by this Agreement or as set forth in Buyer’s and Parent’s Organizational Documents, as of the Execution Date (i) there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Buyer to issue or sell any Equity Interests of Buyer or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests in Buyer, and no securities or obligations evidencing such rights are authorized, issued or outstanding, (ii) there are no equity holder agreements, voting agreements, proxies, or other similar agreements or understandings with respect to the voting of any of the Equity Interests in Buyer and (iii) no Equity Interests of Buyer are reserved for issuance.
(d)    As of the Execution Date, Buyer does not have any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of Equity Interests in Buyer on any matter.
(e)    As of the Execution Date, Buyer is not party to any Contract that obligates it to (and does not otherwise have any obligation to) register for resale any Equity Interests of Buyer.
(f)    Buyer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Organizational Document of Buyer in any material respects.
5.11    Capitalization of Parent.
(a)    As of the date immediately preceding the Execution Date, the issued and outstanding shares of Parent stock consisted of 91,447,008 Viper Shares, and 85,431,453 Class B Shares. Parent has, and at the Closing will have, sufficient authorized Class B Shares and Viper Shares to enable it to (i) enter into the Class B Common Stock Option Agreement at Closing and (ii) issue the Viper Shares that may be issued upon any Exchange by TWR IV.
(b)    All of the issued and outstanding Viper Shares and Class B Shares are duly authorized, validly issued in accordance with the Organizational Documents of Parent, fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person.
(c)    Except as contemplated by this Agreement, as disclosed in the Parent SEC Documents and for equity awards made pursuant to plans described in the Parent SEC Documents, as of the Execution Date (i) there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Parent to issue or sell any Equity Interests of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests in Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding, (ii) there are no equity holder agreements, voting agreements, proxies, or other similar agreements or understandings with respect to the voting of any of the Equity Interests in Parent and (iii) no Equity Interests of Parent are reserved for issuance.
(d)    As of the Execution Date, Parent does not have any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of Equity Interests in Parent on any matter.
(e)    As of the Execution Date, except as disclosed in the Parent SEC Documents, Parent is not party to any Contract that obligates it to (and does not otherwise have any obligation to) register for resale any Equity Interests of Parent.
(f)    Parent is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Organizational Document of Parent in any material respects.
5.12    SEC Documents; Financial Statements.
(a)    Parent has timely filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be so filed or furnished by it with the Commission since January 1, 2023 (collectively, the “Parent SEC Documents”). The Parent SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Parent Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished Parent SEC Document filed or furnished prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) in the case of the Parent Financial Statements, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) in the case of the Parent Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and subject, in the case of interim financial statements, to normal year-end adjustments, and (v) in the case of the Parent Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Buyer as of the dates and for the periods indicated therein.
(b)    The unaudited pro forma financial information and the related notes thereto contained in Parent’s Current Report on Form 8-K/A filed on March 5, 2024 (the “Parent 8-K”) has been prepared in accordance with the SEC’s rules and guidance with respect to pro forma financial information in all material respects, and the assumptions underlying such pro forma financial information are reasonable.
(c)    Since March 31, 2024, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required to be reflected in financial statements prepared in accordance with GAAP, except for: (a) liabilities reflected or reserved against in the March 31, 2024 balance sheet included in the Parent Financial Statements (or readily apparent in the notes thereto), (b) liabilities that have been incurred by Parent or any of its Subsidiaries since March 31, 2024 in the ordinary course of business of Parent or any of its Subsidiaries consistent with past practice (none of which relate to violations of Law, a breach of Contract, or warranty liabilities) that would not be, individually or in the aggregate, material to the Parent or any of its Subsidiaries, (c) liabilities incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and (d) liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries, in Parent’s consolidated financial statements or the Parent SEC Documents.
(d)    As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.
5.13    Internal Controls; Listing Exchange.
(a)    Buyer maintains and has maintained effective internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) or required by Rule 13a-15 under the Exchange Act. Since January 1, 2020, there have not been any material weaknesses in Buyer’s internal control over financial reporting or changes in its internal control over financial reporting which are reasonably likely to adversely affect Buyer’s internal control over financial reporting.
(b)    Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports it files or submits to the Commission under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the Commission, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure.
(c)    Since March 31, 2024, (i) Parent has not been advised by its independent auditors of (A) any significant deficiency or material weakness in the design or operation of internal controls that could adversely affect Parent’s internal controls or (B) Parent has no knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, and (ii) there have been no changes in internal controls or, to Parent’s knowledge, in other factors that could materially affect internal controls, including any corrective actions with regard to any significant deficiency or material weakness.
(d)    There has been no failure on the part of Parent or, to Parent’s knowledge, any of Parent’s directors or officers, in their capacities as such, to comply in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.
(e)    The Viper Shares are listed on the Nasdaq, and Parent has not received any notice of delisting. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the Nasdaq, preventing or suspending trading in any securities of Parent has been issued, and no proceedings for such purpose are, to Buyer’s Knowledge, pending, contemplated or threatened.
5.14    Securities Law Compliance. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act. Buyer (a) is acquiring the Purchased Interests for its own account and not with a view to distribution and (b) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Purchased Interests and is able financially to bear the risks of such investment.
5.15    Form S-3. As of the Execution Date, Parent is eligible to register all of the Viper Shares issuable upon Exchange of the OpCo Unit Consideration issued to TWR IV pursuant to the terms of this Agreement for resale by TWR IV under a Registration Statement on Form S-3 promulgated under the Securities Act.
5.16    Investment Intent. Buyer is acquiring the Purchased Interests for its own account and not with a view to their sale or distribution in violation of the Securities Act, any applicable state blue sky Laws, or any other applicable securities Laws. Buyer has made, independently and without reliance on Sellers or the Companies (except to the extent that Buyer has relied on the representations and warranties in this Agreement, the Seller Closing Certificate, or other Transaction Documents), its own analysis of the Purchased Interests, the Companies, and the Assets for the purpose of acquiring the Purchased Interests, and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer acknowledges that the Purchased Interests are not registered pursuant to the Securities Act and that none of the Purchased Interests may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the Securities Act.

5.17    Buyer’s Independent Investigation. BUYER AND ITS REPRESENTATIVES HAVE UNDERTAKEN AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE PURCHASED INTERESTS. BUYER IS (OR ITS AFFILIATES AND ADVISORS ARE) SOPHISTICATED, EXPERIENCED AND KNOWLEDGEABLE IN THE OIL AND GAS BUSINESS AND IS AWARE OF THE RISKS OF THAT BUSINESS. IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND ANALYSIS AND LEGAL, TAX ENGINEERING AND OTHER PROFESSIONAL COUNSEL CONCERNING THIS TRANSACTION, THE PURCHASED INTERESTS, AND THE ASSETS AND VALUE THEREOF AND THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT AND EACH SELLER CLOSING CERTIFICATE, INCLUDING THE SPECIAL WARRANTY OF DEFENSIBLE TITLE MADE BY SELLERS IN SECTION 4.20, AND BUYER:
(a)    ACKNOWLEDGES AND AGREES THAT IT HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLERS OR ANY OF SELLERS’ RESPECTIVE DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE 3 AND ARTICLE 4, OF THIS AGREEMENT AND THE CERTIFICATE OF SELLERS DELIVERED AT THE CLOSING, INCLUDING THE SPECIAL WARRANTY OF DEFENSIBLE TITLE MADE BY SELLERS IN SECTION 4.20, WHETHER OR NOT ANY SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;
(b)    ACKNOWLEDGES AND AGREES THAT NONE OF THE SELLERS OR ANY OF THEIR DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN DATA ROOMS, MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF SELLERS OR ANY OF SELLERS’ AFFILIATES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, “DUE DILIGENCE INFORMATION”);

(c)    ACKNOWLEDGES AND AGREES THAT (I) THE DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUSINESS PLAN INFORMATION, (II) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES AND (III) BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY BUYER ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SHALL BE AT ITS SOLE RISK; AND
(d)    AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT NONE OF THE SELLERS OR ANY OF THEIR DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES SHALL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO BUYER OR ITS DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES ON ANY BASIS (INCLUDING IN CONTRACT OR TORT, UNDER FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE) RESULTING FROM THE DISTRIBUTION TO BUYER, OR BUYER’S USE OF, ANY DUE DILIGENCE INFORMATION; PROVIDED, THAT NEITHER THE FOREGOING WAIVER, NOR ANYTHING IN THIS SECTION 5.17, SECTION 5.18 BELOW, OR ANY OTHER PROVISION OF THIS AGREEMENT, SHALL (I) LIMIT, RESTRICT, OR OTHERWISE AFFECT BUYER’S RIGHT TO RAISE TITLE DEFECTS IN ACCORDANCE WITH THE TERMS OF ARTICLE 9 OF THIS AGREEMENT, (II) LIMIT, RESTRICT, OR OTHERWISE AFFECT BUYER’S RIGHTS RELATING TO THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR (III) RELIEVE ANY SELLER FROM ANY LIABILITY FOR FRAUD.
5.18    Limitations. EXCEPT FOR EACH SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3 AND ARTICLE 4, INCLUDING THE SPECIAL WARRANTY OF DEFENSIBLE TITLE MADE BY SELLERS IN SECTION 4.20, SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE) AS TO (a) TITLE OF THE ASSETS; (b) PRODUCTION RATES, DECLINE RATES, THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF MINERALS, IF ANY, ATTRIBUTABLE TO THE COMPANIES’ INTEREST IN ANY OF THE ASSETS; (c) THE CONTENTS, CHARACTER, NATURE, ACCURACY, COMPLETENESS OR MATERIALITY OF ANY RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLERS AT ANY POINT IN TIME, BEFORE, ON OR AFTER THE EXECUTION DATE, INCLUDING (i) ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (ii) ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS

OR STATEMENTS PREPARED BY THIRD PARTIES, AND (iii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO; (d) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE ASSETS; AND (e) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE PROCEEDS THEREFROM, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS AND CONDITION “AS IS” AND “WHERE IS”, WITH ALL FAULTS AND DEFECTS, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. EXCEPT FOR SELLERS’ REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 4.18, (X) SELLERS HAVE NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND (Y) BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE AND BUYER HEREBY WAIVES AND DISCLAIMS ANY STATUTORY OR COMMON LAW RIGHTS UNDER ANY ENVIRONMENTAL LAWS. THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY SOPHISTICATED COUNSEL IN CONNECTION WITH THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT, INCLUDING THIS SECTION 5.18, AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. SELLERS AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 5.18 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY LAW, RULE OR ORDER.
ARTICLE 6
Covenants
6.1    Conduct of Business.
(a)    Operations before Closing. Except for amendments, extensions, modifications or executions of Oil and Gas Leases in the ordinary course as provided in this Agreement, during the period from the Execution Date until the Closing Date (unless this Agreement is earlier terminated), without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed, Sellers shall cause the Companies to manage, own, and operate the Assets in the ordinary course consistent with past practices and to maintain the books of accounts and Records of the Companies in the ordinary course of business, in accordance with its usual accounting practices.
(b)    Restricted Activities. Except as (w) set forth on Schedule 6.1(b), (x) consented to by Buyer in writing (which consent, except with respect to Section 6.1(b)(i), shall not be unreasonably withheld, conditioned or delayed), (y) in connection with the Company Reorganization, or (z) contemplated by this Agreement, during the period from the Execution Date until the Closing Date (unless this Agreement is earlier terminated), no Seller shall (nor shall Sellers permit a Company to): (i) transfer, issue, pledge, grant, dispose of, encumber, deliver, redeem or sell any Purchased Interests held by such Seller, or authorize any such action; (ii) amend in any material respect or adopt any material change to, or waive any material rights under, any Organizational Documents of either Company; (iii) form a Subsidiary of either Company; (iv) sell, transfer, mortgage, pledge, intentionally abandon or dispose of any of the Assets (other than the sale of Hydrocarbons in the ordinary course); (v) agree, whether in writing or otherwise, to sell, transfer, mortgage, pledge, abandon or dispose of any of the Assets (other than the sale of Hydrocarbons in the ordinary course); (vi) fail to maintain any Permit required for the Companies’ ownership of the Oil and Gas Assets in full force and effect, including filing with the appropriate Governmental Authority any applications necessary for renewal of such Permits; (vii) execute, terminate, cancel, extend or materially amend or modify any Material Contract (or any Contract that, as a result of actions described in this clause (vii), would become a Material Contract); (viii) commence, propose or agree to participate in any development operation with respect to the Oil and Gas Assets; (ix) enter into any Contract (A) that restrains, limits or impedes a Company’s ability to compete with or conduct any business or line of business, including geographic limitations on such Company’s activities, or (B) with Sellers or an Affiliate of Sellers, in each case other than Contracts that will be terminated prior to Closing with no ongoing liability applicable to the Company; (x) terminate, cancel, materially amend or materially modify any oil, gas and/or Hydrocarbon lease or other instrument creating or evidencing an interest in Hydrocarbons, or voluntarily and affirmatively release any material right with respect to the foregoing; (xi) enter into, execute or extend any oil gas and/or Hydrocarbon leases; (xii) distribute or pay any cash or other property of any Company to any Seller or any of its Affiliates after 12:01 a.m. Central Time on the Closing Date; or (xiii) enter into any agreement with respect to any of the foregoing.
(c)    Operation of Business of Buyer Parties. Except as (x) consented to by Sellers in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (y) contemplated by this Agreement, during the period from the Execution Date until the Closing Date (unless this Agreement is earlier terminated), neither Buyer Party shall (nor shall any Buyer Party permit any of its Affiliates to): (i) amend in any material respect or adopt any material change to, or waive any material rights under, any Organizational Documents of such Buyer Party; (ii) change in any material respect the material accounting principles, practices or methods of such Buyer Party, except as required by the accounting principles or statutory accounting requirements or similar principles in non-U.S. jurisdictions; (iii) adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or otherwise effect any transaction whereby any Person or group (other than an Affiliate of any Buyer Party) acquires more than a majority of the outstanding Equity Interests of such Buyer Party; (iv) make any voluntary election to or take any action that would result in a change of the tax classification of Buyer from other than a partnership for U.S. federal and applicable state and local tax purposes; or (v) enter into any agreement with respect to any of the foregoing.
6.2    Records. Each Seller, at Buyer’s cost and expense, shall make available copies of all Records to Buyer within 30 days after the Closing. With respect to any Records delivered to Buyer, Buyer shall preserve and retain any such Records for at least seven years beyond the Closing Date, during which seven-year period such Sellers shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that such Sellers may make copies of such Records, at its own expense, including as may be reasonable or necessary for Tax purposes or in connection with any Proceeding or threatened Proceeding against any such Seller.
6.3    Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable, under applicable Law or otherwise, to consummate the transactions contemplated by this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms of this Agreement.
6.4    Fees and Expenses. Except to the extent otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fee or expense. Sellers shall not cause or permit any Company to be responsible for any such fees or expenses.
6.5    Cooperation Regarding Financial Information. During the period beginning on the Execution Date and ending on the first anniversary of the Closing Date (the “Cooperation Period”), each Seller shall reasonably cooperate with Parent and its Representatives, at Parent’s sole cost and expense, in connection with the preparation by Parent of any statements, forms, schedules, reports or other documents filed or furnished with the Commission or any other Governmental Authorities as are required of Parent (or its potential successors) under applicable Law, which involve or otherwise incorporate the Assets. In addition, Sellers shall use commercially reasonable efforts to deliver to Parent the unaudited financial statements of TWR IV for the nine month periods ended September 30, 2024 and 2023, prepared in accordance with GAAP, as soon as reasonably practicable but in no event later than 60 days after the Closing Date. During the Cooperation Period, Sellers shall provide Parent and its Representatives reasonable access during normal business hours to such historic financial statements, records (with respect to the period after Closing, solely to the extent the Companies do not have such information, and such information is available), and personnel of Sellers and their accounting firms as Parent may reasonably request to enable Parent and its Representatives, to confirm the accuracy of any financial information provided. During the Cooperation Period, Sellers shall use their commercially reasonable efforts to cause their personnel and shall request their independent auditors, reserve engineers and other applicable consultants or service providers, to reasonably cooperate with Parent and its Representatives in the interpretation, preparation and disclosure of any such financial information in accordance with this Section 6.5, as well as the delivery of any requested comfort letters related thereto. Notwithstanding anything to the contrary, such assistance shall not include any actions that Sellers reasonably believe would result in a violation of any material agreement or any confidentiality arrangement or the loss of any legal or other applicable privilege. All of the information provided by Sellers and their Affiliates pursuant to this Section 6.5 is given without any representation or warranty, express or implied, and neither Sellers nor any of their Affiliates or their respective accountants shall have any liability or responsibility with respect thereto. Parent shall promptly reimburse Sellers for all reasonable and documented Third Party costs and expenses incurred by Sellers and their Affiliates (a) in compliance with this Section 6.5 and (b) with respect to the review of the Financial Statements set forth in Section 4.5(a)(ii) and Section 4.5(a)(iii) of the definition thereof. Notwithstanding anything in this Agreement to the contrary, except to the extent that any such failure is caused by a willful and intentional breach by a Seller or its Company of this Section 6.5, in no event will any failure by such Seller or its Company to comply with this Section 6.5 be used by Buyer as a basis to (A) terminate this Agreement, (B) assert the failure of any of Buyer’s conditions to Closing to be satisfied, (C) assert that a Seller is not entitled to terminate this Agreement under the circumstances set forth in Section 10.1 or (D) assert any claim for Losses under this Agreement.
6.6    Restrictions on Transfer of OpCo Units.
(a)    In addition to the restrictions on transfer set forth in Buyer’s Organizational Documents, after the Closing, TWR IV shall not transfer any OpCo Units held by TWR IV other than (i) pursuant to an Exchange in accordance with the terms of the Second A&R Exchange Agreement and Buyer’s Organizational Documents and (ii) transfers of all OpCo Units then held by TWR IV to any one Affiliate of TWR IV (it being understood that in no event shall more than one Person hold such OpCo Units). Any transfer of OpCo Units in violation of this Section 6.6 will be void ab initio.
(b)    For purposes of this Section 6.6 “transfer” means the assignment or transfer of all or any part of an OpCo Unit to another Person and includes a sale, assignment, gift, distribution, pledge, exchange or any other disposition by Law or otherwise, including any transfer upon foreclosure or other exercise of remedies of any pledge, security interest, encumbrance, hypothecation or mortgage.
6.7    Lock-Up. For a period commencing on the Closing Date and ending on the date that is six months following the Closing Date, TWR IV agrees not to (a) offer for sale, sell, pledge, lend, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any Person at any time in the future of) any Viper Shares, (b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Viper Shares (or of the OpCo Units held by TWR IV), whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Viper Shares or other securities, in cash or otherwise, or (c) publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of Parent. Any action contemplated by this Section 6.7 shall also be subject to the applicable terms and restrictions set forth in (i) Parent’s Organizational Documents, (ii) the Class B Common Stock Option Agreement, (iii) the Second A&R Exchange Agreement, (iv) the Registration Rights Agreement, and (v) any other written agreement entered into among Parent and its equity holders.
6.8    Change of Name. Notwithstanding any other provision of this Agreement to the contrary, from and after Closing, each Buyer Party agrees, on behalf of the Companies, that it and they (a) shall have no right to use the names “Tumbleweed Royalties”, “Tumbleweed” or any similar name or any intellectual property rights related thereto or containing or comprising of any of the foregoing, including any name or mark confusingly similar thereto or a derivative thereof (collectively, the “Subject Marks”), and (b) will not at any time hold themselves out as having any affiliation with any Seller or any of its Affiliates. In furtherance thereof, Buyer shall within sixty (60) days after the Closing Date, file all documentation reasonably necessary to change the legal name of each Company with all applicable Governmental Authorities in all applicable jurisdictions.
6.9    Indemnification of Directors and Officers.
(a)    For a period of six (6) years from and after the Closing Date, each Company shall indemnify and hold harmless (and advance funds in respect of each), in the same manner (and no broader than) as required by the Organizational Documents of such Company immediately prior to the Execution Date, each present and former director, manager, officer and employee of such Company (in all of their capacities as such with respect to the Company) (collectively, the “Company Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and expenses and disbursements), judgments, fines, Losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such Company Indemnified Party is or was a director, manager, officer or employee of such Company, whether asserted or claimed prior to, at or after the Effective Time (including with respect to acts or omissions by directors or officers of such Company in their capacities as such arising in connection with the transactions contemplated hereby), and shall provide advancement of expenses to the Company Indemnified Parties, in all such cases to the same extent that (and no broader than) such Persons are indemnified or have the right to advancement of expenses as of the Execution Date by such Company pursuant to the Organizational Documents of such Company and indemnification agreements, if any, in existence on the Execution Date (each of which have been made available to Buyer).
(b)    Buyer and each Company agree that, until the six (6) year anniversary date of the Closing Date, the Organizational Documents of each Company shall contain provisions no less favorable with respect to indemnification of Company Indemnified Parties than are provided in the Organizational Documents of the applicable members of the Company Indemnified Parties in existence on the Execution Date, which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights thereunder of any Company Indemnified Parties with respect to indemnification or advancement of expenses unless such amendment, modification or repeal is required by applicable Law.
(c)    At or prior to the Closing, Sellers shall cause the Companies to obtain (and before Closing fully prepay) a “tail” policy from an insurer with substantially the same or better credit rating as the current carrier(s) for the existing directors’ and officers’ insurance of the Companies that provides coverage for acts or omissions occurring on or prior to the Closing Date covering each such Person covered by the directors’ and officers’ insurance of the Companies as of the Execution Date on terms with respect to coverage and in amounts no less favorable in the aggregate than the directors’ and officers’ insurance of the Companies in effect on the Execution Date and with a term of six (6) years from the Closing Date. From and after the Closing, Buyer shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Company.
(d)    The provisions of this Section 6.9 are (i) intended to be for the benefit of, and will be enforceable by, each Company Indemnified Party and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. To the extent provided in the Organizational Documents of the Applicable Company in effect as of the Execution Date, such Company shall pay all reasonable out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Company Indemnified Party in enforcing the indemnity obligations provided in this Section 6.9 unless it is ultimately determined pursuant to the Organizational Documents of such Company in effect as of the Execution Date that such Company Indemnified Party is not entitled to such indemnity.
(e)    For a period of six (6) years after the Closing Date, if Buyer or either Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation, limited liability company, partnership or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, to the extent not assumed by operation of law, Buyer shall require the successors and assigns of such Person assume the indemnification obligations set forth in this Section 6.9.
ARTICLE 7
Tax Matters
7.1    Tax Returns.
(a)    Sellers shall prepare and file or cause to be prepared and filed all Seller Combined Group Returns required to be filed after the Closing Date. Any such Seller Combined Group Return shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Sellers will cause any such Seller Combined Group Returns to be timely filed and timely pay or cause to be paid any and all Taxes shown due thereon.

(b)    Buyer shall prepare or cause to be prepared all Tax Returns (other than Seller Combined Group Returns) of the Companies for any Pre-Effective Time Tax Period that are required to be filed after the Closing Date. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. At least 15 days in advance of the due date for filing of any such Tax Returns, Buyer shall deliver a draft of such Tax Returns, together with all supporting documentation and workpapers, to Sellers for their review and reasonable comment. Buyer shall (i) cause such Tax Returns (as revised to incorporate Sellers’ reasonable comments) to be timely filed and will provide a copy thereof to Sellers and (ii) without limiting Buyer’s right to indemnification pursuant to Section 11.1(d), timely pay or cause to be paid any and all Taxes shown due thereon. Sellers shall reimburse Buyer for the amount of any such Taxes that are Pre-Effective Time Asset Taxes that are Seller Taxes within seven (7) Business Days after such payment to the applicable Governmental Authority.
(c)    The Parties agree that this Section 7.1 is intended to solely address the timing and manner in which certain Tax Returns and Taxes shown thereon are paid to the applicable Governmental Authority, and nothing in this Section 7.1 shall be interpreted as altering the manner in which such Taxes are allocated to and economically borne by the Parties.
7.2    Proration of Taxes.
(a)    Sellers shall be allocated and bear all Pre-Effective Time Asset Taxes, and Buyer shall be allocated and bear all Post-Effective Time Asset Taxes. TWR IV and TWR SellCo, as applicable, shall be allocated and bear any Taxes shown on a Seller Combined Group Return of which any Company was included.
(b)    For purposes of allocating Pre-Effective Time Asset Taxes and Post-Effective Time Asset Taxes, (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than Asset Taxes described in clause (iii) below) shall be allocated based on severance or production occurring before the Effective Time (which shall be Sellers’ responsibility) or from and after the Effective Time (which shall be Buyer’s responsibility); (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or clause (iii)) shall be allocated based on the transactions giving rise to such Asset Taxes occurring before the Effective Time (which shall be Sellers’ responsibility) and from or after the Effective Time (which shall be Buyer’s responsibility); and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated pro rata per day between the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs (which shall be Sellers’ responsibility) and the portion of the Straddle Period beginning on the date on which the Effective Time occurs (which shall be Buyer’s responsibility). For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(c)    To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 2.3, Section 2.4 or Section 2.7, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the final determination of the Purchase Price as finally determined pursuant to Section 2.7, timely payments will be made from one Party to the applicable other Party to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 7.2; provided, that any such payments made by any Seller shall be treated as Seller Taxes of such Seller for purposes of Article 11 and shall be subject to limitation in accordance therewith.
7.3    Transfer Taxes. Buyer shall be responsible for, pay and indemnify Sellers against (a) any state or local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement, other than the Company Reorganization (collectively, “Transfer Taxes”), and (b) all required filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required in connection with the transactions contemplated by this Agreement, other than the Company Reorganization. Buyer and Sellers shall cooperate to minimize, to the extent permitted by applicable Law, the amount of any such Transfer Taxes.
7.4    Cooperation. Buyer and Sellers shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns and any audit, litigation or other Proceeding, in each case, with respect to Taxes attributable to the Assets or the Companies. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information (including applicable Tax basis information related to the assets of each Company) that are reasonably relevant to any such preparation and filing of Tax Returns, audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets and the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority.
7.5    Post-Closing Covenants. Without the prior written consent of Sellers (which consent shall not to be unreasonably withheld, conditioned or delayed), Buyer shall not (and shall cause its Affiliates (including, after the Closing, the Companies) not to), with respect to Pre-Effective Time Asset Taxes or with respect to Taxes attributable to any Seller Combined Group, (a) extend or waive the applicable statute of limitations; (b) file any ruling or request with any taxing authority; (c) initiate any discussion with any taxing authority regarding a voluntary disclosure or enter into any voluntary disclosure with any taxing authority; (d) amend, modify, supplement or re-file any Tax Return; (e) settle or compromise any audit, examination, Proceeding or proposed adjustments; (f) make any Tax election that relates to, or is retroactive to, a Pre-Effective Time Tax Period with respect to Asset Taxes or with respect to Taxes attributable to a Seller Combined Group; (g) surrender any right to claim a refund of Taxes; (h) change any method of accounting with respect to Taxes or (i) effect or engage in any transaction or other action occurring on the Closing Date after the Closing outside the ordinary course of business.
7.6    Refunds. Each Seller shall be entitled to any refunds (and credits in lieu thereof) with respect to any Pre-Effective Time Asset Taxes attributable to such Seller’s Applicable Company and Taxes attributable to such Seller’s Seller Combined Group, and Buyer shall be entitled to refunds with respect to any Post-Effective Time Asset Taxes. If a Party or its Affiliates receives a refund of Taxes (or realizes a benefit attributable to any credit in lieu of a refund) to which the other Party is entitled pursuant to this Section 7.6, such recipient Party shall forward to the entitled Party the amount of such refund within 15 days after such refund is received, net of any reasonable out-of-pocket costs or expenses incurred by such recipient Party in procuring such refund.
7.7    Tax Proceedings.
(a)    Subject to Section 7.7(b), if, after the Closing Date, a Party or an Affiliate of such Party (including any Company) receives notice of an audit, examination, or Proceeding (including any request for an extension of the statute of limitations to assess Tax) with respect to any Asset Taxes of any Company with respect to a Tax period ending before the Effective Time or any Tax Returns relating thereto (a “Seller Tax Contest”), such Party shall notify the other Parties within ten (10) days of receipt of such notice; provided that the failure to provide such notice shall not relieve the first Party of its obligations under this Agreement, except to the extent such failure results in insufficient time being available to permit the other Party to effectively defend against such Seller Tax Contest. The applicable Seller shall have the option, at its sole cost and expense, to control any such Seller Tax Contest and may exercise such option by providing written notice to Buyer within ten (10) days of receiving notice of such Seller Tax Contest from Buyer; provided that such Seller shall (1) keep Buyer reasonably informed of the progress of such Seller Tax Contest, (2) permit Buyer (or Buyer’s counsel) to participate, at Buyer’s sole cost and expense, in such Seller Tax Contest, including in meetings with the applicable Governmental Authority and (3) not settle, compromise and/or concede such portion of such Seller Tax Contest without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Sellers shall be entitled to control any audit, examination or Proceeding (including any extension of the statute of limitations to assess Tax) with respect to any Taxes of the Seller Combined Group and any Seller Combined Return, and, after the Closing, the Company or the Buyer, as applicable, shall notify the Seller within ten (10) days of its receipt of notice of any such audit, examination or Proceeding. Each Seller shall not be required to obtain the prior written consent of Buyer before settling, compromising and/or conceding any portion of any audit, examination or Proceeding (including any extension of the statute of limitations to assess Tax) relating to any Taxes of such Seller’s Seller Combined Group and such Seller’s Seller Combined Group Returns.

(b)    If, after the Closing Date, a Party or an Affiliate of such Party (including a Company) receives notice of an audit, examination, or Proceeding (including any request for an extension of the statute of limitations to assess Tax) with respect to any Asset Taxes of the Company related to a Straddle Period or any Tax Returns relating thereto (a “Straddle Period Tax Contest”), such Party shall notify the other Parties within ten (10) days of receipt of such notice; provided that the failure to provide such notice shall not relieve the first Party of its obligations under this Agreement, except to the extent such failure results in insufficient time being available to permit the other Party to effectively participate in the defense against such Straddle Period Tax Contest. Buyer shall control any Straddle Period Tax Contest; provided that Buyer shall (x) keep the applicable Seller reasonably informed of the progress of such Straddle Period Tax Contest, (y) permit such Seller (or such Seller’s counsel) to participate, at such Seller’s sole cost and expense, in such Straddle Period Tax Contest, including in meetings with the applicable Governmental Authority, and (z) not settle, compromise and/or concede any portion of such Straddle Period Tax Contest without the prior written consent of such Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
7.8    Tax Matters.
(a)    Tax Treatment. For U.S. federal and applicable state and local income tax purposes, the Parties agree that (a) the transactions contemplated by this Agreement with respect to the TWR IV Purchased Interest shall be treated as (i) in part, a contribution of an undivided interest in each of the assets of TWR IV Target in exchange for OpCo Units in a transaction governed by Section 721(a) of the Code (the assets contributed in exchange for OpCo Units, the “Contributed Assets”) and (ii) in part, (A) as a reimbursement of TWR IV’s preformation capital expenditures (within the meaning of Treasury Regulation Section 1.707-4(d)), and (B) to the extent that clause (A) is inapplicable, as a disguised sale by TWR IV of an undivided interest in each of the Assets of TWR IV to Buyer in exchange for cash consideration in a transaction governed by Section 707(a)(2)(B) of the Code, and (b) the transaction contemplated by this Agreement with respect to the TWR IV SellCo Purchased Interest as a taxable sale of Assets by TWR IV SellCo to Buyer under Section 1001 of the Code (collectively, the “Intended Tax Treatment”). Each Party shall not, and shall cause their respective Affiliates not to, take any position inconsistent with the Intended Tax Treatment on any Tax Return or in connection with any Tax Proceeding, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable U.S. state or local or non-U.S. Law); provided, however, that none of Parties shall be unreasonably impeded in its ability and discretion to negotiate, compromise and settle any Tax audit, claim or similar proceedings in connection with the Intended Tax Treatment.
(b)    Contributed Asset Allocations. Except as otherwise agreed in writing by TWR IV and Buyer, income, gain, deduction and credit of Buyer with respect to any Contributed Assets having a fair market value at the time of contribution to Buyer that differs from such Contributed Asset’s adjusted U.S. federal income Tax basis (such differences, the “Book-Tax Disparities”) shall, solely for U.S. federal income Tax purposes, be allocated among the members of Buyer in order to account for any such Book-Tax Disparities attributable to such Contributed Assets as of the date of the Closing using the “traditional method with curative allocations” described in Treasury Regulation Section 1.704-3(c) solely using curative items of depletion. The Parties agree to cause the Buyer to incorporate this Section 7.8(b) into the Third A&R Buyer LLCA, and each Party shall not, and shall cause their respective Affiliates not to, take any position inconsistent with the this Section 7.8(b) on any Tax Return or in connection with any Tax Proceeding, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable U.S. state or local or non-U.S. Law).
(c)    Buyer Tax Reporting.
(i)    Following Closing, Buyer shall use commercially reasonable efforts to deliver to TWR IV, on or before February 28 of each calendar year, an estimated Internal Revenue Service Schedule K-1 (including corresponding state and local information, as applicable) reflecting the Buyer’s operations for the prior fiscal year. The Parties agree to cause the Buyer to incorporate this Section 7.8(c)(i) into the Third A&R Buyer LLCA.
(ii)    For any taxable period that includes an exchange of OpCo Units by TWR IV pursuant to the Second A&R Exchange Agreement, Buyer shall deliver, reasonably in advance of the due date for the U.S. federal income Tax Return for such period, a draft of such Tax Return (including Internal Revenue Service Schedule K-1 and any statements required under Treasury Regulations Section 1.751-1(a)(3) and any allocation required under Section 755 of the Code) for TWR IV’s review and reasonable comment solely with respect to any items of such Tax Return related to TWR IV’s calculation of its gain or loss attributable to such exchange of OpCo Units, and Buyer shall consider any such reasonable comments in the preparation of such Tax Return. The Parties agree to cause Buyer to incorporate this Section 7.8(c)(ii) into the Second A&R Exchange Agreement.
ARTICLE 8
Conditions to Closing
8.1    Conditions to Obligations of Buyer to Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction of the following conditions:
(a)    Representations, Warranties and Covenants. (i) The Sellers’ Fundamental Representations shall be true and correct in all respects as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except to the extent the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis Losses to Buyer; (ii) the representations and warranties of each Seller made in Article 3 and Article 4 of this Agreement other than the Fundamental Representations (disregarding all materiality and Material Adverse Effect qualifications applicable to such representations and warranties) shall be true and correct as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where all such breaches taken collectively would not have, or would not reasonably be expected to have a Material Adverse Effect; and (iii) each Seller shall have performed or complied with, in all material respects, all of the covenants and agreements required by this Agreement to be performed or complied with by such Seller on or before the Closing.
(b)    No Injunction. No provision of any applicable Law and no Order will be in effect that prohibits or makes illegal the consummation of the Closing.
(c)    Closing Deliverables. Each Seller shall be ready, willing, and able to deliver to Buyer and/or Parent at the Closing the documents and items required to be delivered by each such Seller under Section 2.6.
8.2    Conditions to Obligations of Sellers to Closing. The obligation of Sellers to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction of the following conditions:
(a)    Representations, Warranties and Covenants. (i) The representations and warranties of the Buyer Parties made in this Agreement (disregarding all materiality qualifications applicable to such representation or warranty) will be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (ii) the Buyer Parties shall have performed or complied with, in all material respects, all of the covenants and agreements required by this Agreement to be performed or complied with by the Buyer Parties on or before the Closing.
(b)    No Injunction. No provision of any applicable Law and no Order will be in effect that prohibits or make illegal the consummation of the Closing.
(c)    Closing Deliverables. Buyer and/or Parent shall be ready, willing, and able to deliver to the at the Closing the documents and items required to be delivered by Buyer and/or Parent under Section 2.6.
ARTICLE 9
Title Matters
9.1    Title Defect Notices.
(a)    Prior to the Execution Date, Buyer has conducted customary title due diligence on the Oil and Gas Assets at the sole cost, risk and expense of Buyer.

(b)    Buyer is deemed to have forever waived and shall have no right to assert any Title Defects as the basis for an adjustment to the Base Purchase Price (without waiving any claim under the special warranty of Defensible Title set forth in Section 4.20). As used in this Agreement, “Allocated Value” means the Dollar value(s) set forth on Exhibit A-1 for each Tract and Exhibit A-2 for each Well. Sellers and Buyer have accepted such Allocated Values for purposes of determining any Title Defect Amounts but otherwise make no representation or warranty as to the accuracy of such values.
9.2    Title Defect Amounts; Limitations. The reduction in the Allocated Value of an Oil and Gas Asset resulting from a Title Defect (the “Title Defect Amount”) shall be determined as follows:
(a)    if Buyer and Sellers agree on the Title Defect Amount, that amount shall be the Title Defect Amount;
(b)    if the Title Defect is a Lien that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Company’s interest in the affected Oil and Gas Asset;
(c)    if the Title Defect represents a discrepancy between (A) the actual NRAs for any Tract as to a particular Target Formation, and (B) the NRAs stated on Exhibit A-1 for such Tract at such Target Formation, then the Title Defect Amount shall be the product of (x) the Allocated Value of such Tract at such Target Formation set forth on Exhibit A-1, multiplied by (y) a fraction (1) the numerator of which is the difference between (X) the NRAs for such Tract at such Target Formation as stated on Exhibit A-1, and (Y) the actual NRAs held by the Company for such Tract at such Target Formation and (2) the denominator of which is the NRAs stated on Exhibit A-1 for such Tract at such Target Formation; provided that if the Title Defect does not affect the Tract throughout its entire productive life, the Title Defect Amount determined under this Section 9.2(c) shall be reduced to take into account the applicable time period only;
(d)    if the Title Defect represents a discrepancy between (A) the actual Net Revenue Interest for any Well and (B) the Net Revenue Interest set forth on Exhibit A-2 for such Well, then the Title Defect Amount shall be the product of (x) the Allocated Value of such Well, multiplied by (y) a fraction (1) the numerator of which is the absolute value of the amount of such discrepancy and (2) the denominator of which is the Net Revenue Interest set forth on Exhibit A-2 for such Well; provided that if the Title Defect does not affect the Well throughout its entire productive life, the Title Defect Amount determined under this Section 9.2(d) shall be reduced to take into account the applicable time period only;
(e)    if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Oil and Gas Asset of a type not described in clause (a), clause (b), clause (c) or clause (d) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the affected Oil and Gas Asset, the portion of such Oil and Gas Asset adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of such Oil and Gas Asset, the values placed upon the asserted Title Defect by Buyer and Sellers and such other factors as are necessary to make a proper evaluation;
(f)    the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or Losses included in another Title Defect Amount or adjustment to the Base Purchase Price under this Agreement; and
(g)    in no event shall the total Title Defect Amounts related to a particular Oil and Gas Asset exceed the Allocated Value of such Oil and Gas Asset.
9.3    Acceptance of Title Condition; Sole and Exclusive Remedy. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, INCLUDING THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN SECTION 4.20, BUYER REPRESENTS AND WARRANTS THAT IT HAS BEEN PROVIDED WITH THE OPPORTUNITY TO CONFIRM THE COMPANY’S DEFENSIBLE TITLE TO THE OIL AND GAS ASSETS AND UPON CLOSING, BUYER WILL ACCEPT THE OIL AND GAS ASSETS AT CLOSING IN THEIR PRESENT CONDITION, “AS IS AND WHERE IS AND WITH ALL FAULTS.” BUYER ACKNOWLEDGES AND AGREES THAT THE ONLY REPRESENTATIONS AND COVENANTS BEING MADE BY SELLERS WITH RESPECT TO THE COMPANY’S TITLE AND RIGHTS TO THE OIL AND GAS ASSETS AND OTHERWISE IN CONNECTION WITH TITLE MATTERS TO THE OIL AND GAS ASSETS ARE SET FORTH IN THIS ARTICLE 9 OR SECTION 4.20, AND BUYER’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO TITLE TO THE ASSETS (A) PRIOR TO THE CLOSING, SHALL BE AS SET FORTH IN THIS ARTICLE 9 AND (B) FROM AND AFTER THE CLOSING, SHALL BE, SUBJECT TO ANY LIMITATIONS CONTAINED IN THIS AGREEMENT, PURSUANT TO THE CONTRACTUAL SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN SECTION 4.20.
ARTICLE 10
Termination
10.1    Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned:
(a)    by the mutual consent of Buyer and Sellers as evidenced in writing signed by the Buyer and Sellers;
(b)    by Buyer, upon Notice to Sellers, if there has been a material breach by Sellers of any representation, warranty or covenant contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of Buyer to consummate the transactions contemplated by this Agreement set forth in Section 8.1 and, if such breach is of a character that it is capable of being cured, such breach has not been cured by such Sellers within ten days after delivery of a Notice of such breach from Buyer;

(c)    by Sellers, upon Notice to Buyer, if there has been a material breach by any Buyer Party of any representation, warranty or covenant contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of Sellers to consummate the transactions contemplated by this Agreement set forth in Section 8.2 and, if such breach is of a character that it is capable of being cured, such breach has not been cured by such Buyer Party within ten days after delivery of a Notice of such breach from Sellers;
(d)    by either Buyer or Sellers, upon Notice to the other Party, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;
(e)    by Sellers, upon Notice to Buyer, if Buyer has not funded the Performance Deposit by 5:00 p.m. Central Time on the date that is two (2) Business Days after the Execution Date as provided in Section 2.2(b); or
(f)    by either Buyer or Sellers, upon Notice to the other Party, if the transactions contemplated at the Closing have not been consummated by October 31, 2024 (the “Outside Date”).
Notwithstanding the foregoing provisions of this Section 10.1, (x) Buyer may not terminate this Agreement under Section 10.1(b) or Section 10.1(f) at any time when any Buyer Party is in material breach of this Agreement that would give rise to the failure of any of the conditions specified in Article 8, (y) Sellers may not terminate this Agreement under Section 10.1(c) or Section 10.1(f) at any time when Sellers are in material breach of this Agreement that would give rise to the failure of any of the conditions specified in Article 8.
10.2    Effect of Termination. In the event of any termination of this Agreement, other than as set forth in this Section 10.2, (a) this Agreement shall forthwith become void and of no further force or effect (except that this Section 10.2, Section 6.4, Buyer’s obligation to reimburse Sellers for all reasonable and documented Third Party costs and expenses incurred by Sellers in compliance with Section 6.5 and Article 12 shall survive the termination of this Agreement, along with defined terms in Section 1.1 to the extent applicable to such provisions, and shall be enforceable by the Parties) and (b) there shall be no liability or obligation on the part of Buyer or Sellers to any other Party with respect to this Agreement.
10.3    Remedies for Termination.
(a)    If (i) all conditions precedent to the obligations of Buyer set forth in Section 8.1 have been satisfied or waived in writing by Buyer (or would have been satisfied except for the breach described in clause (ii) of this Section 10.3(a)) and (ii) the Closing has not occurred solely as a result of the material breach of any of any Buyer Party’s representations or warranties, such that the condition to Closing set forth in Section 8.2(a) is not satisfied, or the material breach or failure of any of any Buyer Party’s covenants hereunder, such that the condition to Closing set forth in Section 8.2(a) is not satisfied, including, if and when required, the Buyer Party’s obligations to consummate the transactions contemplated hereunder at the Closing, then Sellers shall have the right to elect either (A) to terminate this Agreement, in which case the Parties shall execute and deliver a joint instruction to Escrow Agent within three (3) Business Days of such termination requiring Escrow Agent to disburse the Performance Deposit (together with any interest accrued thereon) to Sellers as Sellers’ sole and exclusive remedy and liquidated damages and not as a penalty or (B) in lieu of terminating this Agreement, seek specific performance of this Agreement; provided, that if Sellers seek specific performance pursuant to the preceding clause (B) but is unable to recover therefor from a court of competent jurisdiction, Sellers may thereafter elect to terminate this Agreement and receive, (x) with respect to TWR IV, the TWR IV Percentage of the Performance Deposit and (y) with respect to TWR IV SellCo, the TWR IV SellCo Percentage of the Performance Deposit, in each case, together with any interest accrued thereon as liquidated damages pursuant to clause (A). Each Buyer Party waives any requirement for the posting of a bond or showing of irreparable injury in connection with any equitable relief hereunder in favor of Sellers, and each Buyer Party agrees not to challenge any such equitable relief sought in accordance with this Section 10.3(a) as a remedy with respect to Seller’s rights under this Section 10.3(a) (without limiting such Buyer Party’s ability to challenge or dispute the existence or extent of any alleged breach or failure of such Buyer Party’s representations, warranties, covenants or conditions hereunder or failure of any Seller’s conditions to Closing hereunder). Upon any such termination, Sellers shall be free immediately to enjoy all rights of ownership of the Purchased Interests and to sell, transfer, encumber or otherwise dispose of the Purchased Interests to any Person without any restriction under this Agreement. The Parties agree that the foregoing described liquidated damages, to the extent Sellers elect the remedies under subpart (A) above, are reasonable considering all of the circumstances existing as of the Execution Date and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Sellers.
(b)    If (i) all conditions precedent to the obligations of Sellers set forth in Section 8.2 have been satisfied or waived in writing by Sellers (or would have been satisfied except for the breach described in clause (ii) of this Section 10.3(b)) and (ii) the Closing has not occurred solely as a result of the material breach of any of the Sellers’ representations or warranties, such that the condition to Closing set forth in Section 8.1(a) is not satisfied, or the material breach or failure of any of Sellers’ covenants hereunder, such that the condition to Closing set forth in Section 8.1(a) is not satisfied, including, if and when required, the Sellers’ obligations to consummate the transactions contemplated hereunder at the Closing, then Buyer shall have the right to elect to either (A) terminate this Agreement, in which case the Parties shall execute and deliver a joint instruction to Escrow Agent within three (3) Business Days of such termination requiring Escrow Agent to disburse the Performance Deposit (together with any interest accrued thereon) to Buyer and Buyer may recover from Sellers its reasonable and documented out of pocket costs and expenses paid in connection with the negotiation of this Agreement and the transactions contemplated hereby, including brokers’, agents’, advisors’ and attorneys’ fees, in an amount not to exceed $2,000,000, or (B) in lieu of terminating this Agreement, seek specific performance of this Agreement; provided that if Buyer seeks specific performance pursuant to the preceding clause (B) but is unable to recover therefor from a court of competent jurisdiction, Buyer may thereafter elect to terminate this Agreement and receive the

Performance Deposit (together with any interest accrued thereon). Seller waives any requirement for the posting of a bond or showing of irreparable injury in connection with any equitable relief hereunder in favor of Buyer, and Seller agrees not to challenge any such equitable relief sought in accordance with this Section 10.3(b) as a remedy with respect to Buyer’s rights under this Section 10.3(b) (without limiting Seller’s ability to challenge or dispute the existence or extent of any alleged breach or failure of Seller’s representations, warranties, covenants or conditions hereunder or failure of Buyer’s conditions to Closing hereunder). Upon any such termination, Sellers shall be free immediately to enjoy all rights of ownership of the Purchased Interests and to sell, transfer, encumber or otherwise dispose of the Purchased Interests to any Person without any restriction under this Agreement.
(c)    If this Agreement is terminated for any reason other than those set forth in Section 10.3(a) and Section 10.3(b), then (i) the Parties shall have no liability or obligation under this Agreement as a result of such termination and the Parties shall execute and deliver a joint written instruction to Escrow Agent within three (3) Business Days of such termination requiring Escrow Agent to disburse the Performance Deposit (together with any interest accrued thereon) to Buyer, and (ii) Sellers shall be free immediately to enjoy all rights of ownership of the Purchased Interests and to sell, transfer, encumber or otherwise dispose of the Purchased Interests to any Person without any restriction under this Agreement.
(d)    Upon termination of this Agreement, (i) Buyer shall return to Sellers or destroy (at Buyer’s option) all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Sellers to Buyer in connection with its due diligence investigation of the Assets and (ii) an officer of Buyer shall certify Buyer’s compliance with preceding clause (i) to Sellers in writing.
(e)    Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party, subject to the terms hereof and in addition to any remedy at law for damages or other relief permitted by this Agreement, may (at any time prior to the earlier of valid termination of this Agreement pursuant to Article 10 and Closing) institute and prosecute an action to enforce specific performance of such covenant or agreement or seek any other equitable relief (without the posting of any bond and without proof of actual damages). Accordingly, each Party waives any defenses in any action for specific performance pursuant to this Agreement that a remedy at law would be adequate and any requirement for the security or posting of any bond in connection with the remedies described in this Section 10.3(e). To the extent any Party brings an action to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the Outside Date shall automatically be extended to (a) the tenth (10) Business Day following the final resolution of such action or (b) such other time period established by the court presiding over such action.

ARTICLE 11
Indemnification.
11.1    Sellers’ Indemnification. Upon the consummation of the Closing, but subject to the provisions of this Article 11, Each Seller, severally and not jointly and severally, agree to pay, defend, indemnify, reimburse and hold harmless Buyer, its Affiliates (including, after the Closing, the Company) and its and their respective directors, partners, members, owners, managers, officers, agents, attorneys and employees (the “Buyer Indemnified Parties”) for, from and against any Loss incurred, suffered, paid by or resulting to any of the Buyer Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of the following:
(a)    any breach of or default in any representation or warranty of such Seller set forth in Article 3, Article 4 or the corresponding representations and warranties in the Seller Closing Certificate;
(b)    failure by such Seller to perform any covenant or obligation set forth in this Agreement or the corresponding covenants or obligations in the Seller Closing Certificate which is not cured as provided in Article 10 of this Agreement;
(c)    any Third Party Claim with respect to any breach or failure to comply with any Asset Preferential Right or Required Consent binding on such Seller’s Company or such Company’s Assets in connection with the acquisition of any of the Assets by such Company occurring prior to the Closing Date;
(d)    Seller Taxes; and
(e)    any liabilities related to the Excluded Assets (other than Taxes).
11.2    Buyer’s Indemnification. Upon the consummation of the Closing, Buyer agrees to pay, defend, indemnify, reimburse and hold harmless Sellers, their Affiliates and their respective directors, partners, members, owners, managers, officers, agents, attorneys and employees (the “Seller Indemnified Parties”) for, from and against any Loss incurred, suffered, paid by or resulting to any of the Seller Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of the following:
(a)    any breach of or default in any representation or warranty of any Buyer Party set forth in this Agreement or the corresponding representations and warranties in the Buyer Closing Certificate;
(b)    any failure by any Buyer Party to perform any covenant or obligation set forth in this Agreement or the corresponding covenants or obligations in the Buyer Closing Certificate, which is not cured as provided in Article 10 of this Agreement; and

(c)    The conduct, ownership or operation of the Purchased Interests, the Company and/or the Assets, excepting and excluding any Loss against which Buyer is entitled to indemnity from a Seller under Section 11.1.
11.3    Indemnification Procedures.
(a)    If a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) has suffered or incurred any Loss and seeks indemnification under this Article 11, the Indemnified Party shall so notify the Party from whom indemnification is sought (such Party, the “Indemnifying Party”) promptly in writing describing the event giving rise to such Loss, the basis upon which indemnification is being sought under this Agreement, the amount estimated of such Loss (if known or reasonably capable of estimation), and a method of computation of such Loss, all with reasonable particularity and containing a reference to one or more provisions of this Agreement in respect of such Loss (the “Indemnification Notice”); provided that the failure of any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability under this Agreement (i) except to the extent the Indemnifying Party shall have been actually and materially prejudiced by such failure or (ii) such notification is received after the termination of the applicable survival period.
(b)    In the event that any claim, demand, or cause of action is brought by a Third Party for which an Indemnifying Party may be liable to an Indemnified Party under this Agreement or any Proceeding is commenced by a Third Party involving such claim, demand or cause of action (a “Third Party Claim”), the Indemnified Party shall promptly, and in any event if practicable within 30 days after receiving written notice of such Third Party Claim, deliver to the Indemnifying Party an Indemnification Notice informing the Indemnifying Party of such Third Party Claim (the “Claim Notice”). The failure of any Indemnified Party to deliver a Claim Notice promptly shall not relieve the Indemnifying Party from liability under this Agreement (i) except to the extent the Indemnifying Party shall have been actually and materially prejudiced by such failure or (ii) such notification is received after the termination of the applicable survival period. The Indemnifying Party shall have 30 days (or such shorter period if the nature of the claim so requires) from its receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, by counsel of its own choosing, to defend against such Third Party Claim at its sole cost and expense. If the Indemnifying Party undertakes to defend against such Third Party Claim (which undertaking shall not constitute an admission or agreement that the Indemnifying Party is obligated to indemnify the Indemnified Party under this Agreement in respect of such matter): (A) the Indemnifying Party shall use its reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Third Party Claim, (B) the Indemnifying Party shall keep the Indemnified Party reasonably informed of the material developments in the Third Party Claim at all stages therefor and promptly submit to the Indemnified Party copies of all legal documents received or filed in connection therewith and (C) the Indemnifying Party shall not consent to any settlement without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned, or delayed) that (1) does not contain an unconditional release of the Indemnified Party from the subject matter of the settlement or (2) imposes an injunction or other equitable relief upon the Indemnified Party. Notwithstanding the foregoing, in any event, the Indemnified Party shall have the right to control, pay or settle any Third Party Claim that the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party. If the Indemnifying Party undertakes to defend against such Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in the investigation, defense, and settlement of such Third Party Claim (but shall not be required to bring counter-claims or cross-claims against any Person). The applicable Indemnified Parties shall collectively be entitled to participate in any such defense with one separate counsel (plus one appropriate local counsel in any applicable jurisdiction) reasonably acceptable to Indemnifying Party at the expense of Indemnifying Party if in the reasonable opinion of both counsel to the Indemnified Party and counsel to the Indemnifying Party (or, if they disagree, of an independent counsel acceptable to each of them) a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation necessary. Notwithstanding anything to the contrary in this Section 11.3, the Indemnifying Party shall not be entitled to defend, assume or continue to assume the defense or settlement or, or to consent to the settlement or compromise of, any Third Party Claim (which in each case, shall be controlled solely by the Indemnified Party unless otherwise consented to in writing by the Indemnified Party) if (x) the claim seeks injunctive or equitable relief against the Indemnified Party or (y) the claim relates to a criminal action or involves claims by a Governmental Authority.
(c)    If the Indemnifying Party does not undertake within the Notice Period to assume the defense of any such Third Party Claim, the Indemnifying Party shall nevertheless have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense of such Third Party Claim. Under no circumstances will the Indemnifying Party have any liability in connection with any settlement, compromise, discharge or any Proceeding that is entered into without its prior consent. The Indemnified Party and the Indemnifying Party agree to make available to each other, their respective counsel and other Representatives, all information and documents (at no cost to the Indemnifying Party, other than for reasonable out-of-pocket expenses of the Indemnified Party) that are reasonably available to such party and reasonably required in connection with the defense against a Third Party of any Indemnity Claim brought under this Article 11 (but excluding any documents subject to attorney-client privilege or relating to any dispute between the Parties as to the availability of indemnification under this Agreement). The Indemnified Party, the Indemnifying Party and each of their respective employees also agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such claim or demand.
(d)    Buyer and each of the Sellers agree to treat any indemnity payments made pursuant to this Article 11 as adjustments to the Purchase Price for U.S. federal and applicable state income Tax purposes except to the extent otherwise required by Law.
(e)    Any indemnification with respect to any claim pursuant to this Article 11 shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated in writing by the applicable indemnitee within ten Business Days after a final determination of such claim.

(f)    To the extent the provisions of this Section 11.3 are inconsistent with Section 7.7, then Section 7.7 shall control.
11.4    Certain Limitations on Indemnity Obligations.
(a)    Except for a Seller’s breaches of its Fundamental Representations, its representations and warranties set forth in Section 3.4, Section 4.1, Section 4.2, Section 4.7, Section 4.10 and Section 4.20 (the “Specified Representations”) and any indemnification rights related to any such representations and warranties, such Seller’s breaches of the covenants in Article 7 and such Seller’s allocable portion of Seller Taxes, no individual claim of Buyer or the Buyer Indemnified Parties sought against such Seller pursuant to Section 11.1 shall be made under this Agreement until such individual claim exceeds an amount equal to $100,000 (the “Individual Claim Threshold”), and then only to the extent the aggregate amount of such claims sought in excess of the Individual Claim Threshold exceeds (j) 2% of the Base Purchase Price multiplied by (k)(i) with respect to TWR IV, the TWR IV Percentage (such amount, the “TWR IV Indemnity Deductible”) and (ii) with respect to TWR IV SellCo, the TWR IV SellCo Percentage (the “TWR IV SellCo Indemnity Deductible,” and together with the TWR IV Indemnity Deductible, the “Indemnity Deductibles”). Except for a Seller’s breaches of its Fundamental Representations, its Specified Representations, and any indemnification rights related to such representations and warranties, such Seller’s breaches of the covenants in Article 7, or such Seller’s allocable portion of Seller Taxes, if the total amount of all of Buyer’s or the Buyer Indemnified Parties’ individual claims which exceed the Individual Claim Threshold exceed such Seller’s Indemnity Deductible, then such Seller’s obligations under Section 11.1 shall be limited to the amount by which the aggregate amount of such individual claims which exceed the Individual Claim Threshold exceeds such Seller’s Indemnity Deductible.
(b)    Except for a Seller’s breaches of its Fundamental Representations, its Specified Representations, and any indemnification rights related to such representations and warranties, such Seller’s breaches of the covenants in Article 7, and such Seller’s allocable portion of Seller Taxes, in no event will such Seller’s aggregate liability under Section 11.1 exceed 10% of the Base Purchase Price multiplied by (y)(i) with respect to TWR IV, the TWR IV Percentage and (ii) with respect to TWR IV SellCo, the TWR IV SellCo Percentage. With respect to (i) breaches of the Fundamental Representations, the Specified Representations, and any indemnification rights related to such representations and warranties, (ii) such Seller’s breaches of the covenants in Article 7, (iii) such Seller’s Seller Taxes, in no event will such Seller’s aggregate liability under Section 11.1, Section 7.1 and Section 7.2 exceed (x) the Base Purchase Price multiplied by (y)(i) with respect to TWR IV, the TWR IV Percentage and (ii) with respect to TWR IV SellCo, the TWR IV SellCo Percentage (with respect to TWR IV SellCo, less the amount of any claims satisfied against the Indemnity Escrow and with respect to TWR IV, less the amount of any OpCo Units with respect to which Buyer exercised its Redemption Right multiplied by the OpCo Unit Post-Closing Reference Price applicable to such redeemed OpCo Units at the time of such exercise of the Redemption Right).

(c)    For purposes of the special warranty of title set forth in Section 4.20 (and the corresponding representations set forth in the Seller Closing Certificate), the value of the Oil and Gas Assets shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery of the Buyer Indemnified Parties for any breaches of the special warranty of title set forth in Section 4.20 (and the corresponding representations set forth in the Seller Closing Certificate) shall be equal to the applicable Title Defect Amount as calculated in accordance with the terms of Section 9.2, mutatis mutandis, and in no event shall Buyer’s recovery thereunder exceed the Allocated Value of the affected Oil and Gas Asset. Sellers shall have the right to cure any such breach of the special warranty of Defensible Title set forth in Section 4.20 (and the corresponding representations set forth in the Seller Closing Certificate) on or prior to the earlier of the date that is one-hundred twenty (120) days after receipt of any Claim Notice received by Sellers from any Buyer Indemnified Party as to such breach.
(d)    The amount of any indemnification provided under Section 11.1 and Section 11.2 shall be net of any amounts actually obtained by the Indemnified Party from any Third Party, including such amounts recovered under insurance policies.
(e)    Notwithstanding anything to the contrary contained in this Agreement, except for the rights of the Parties under Article 9 and Article 10, as applicable, and without limiting the special warranty of Defensible Title, this Article 11 contains the Parties’ exclusive remedy against each other with respect to breaches of this Agreement, the covenants and agreements that survive the Closing pursuant to the terms of this Agreement, and the affirmations of such representations, warranties, covenants and agreements contained in the Buyer Closing Certificate or Seller Closing Certificate, as applicable, including all Losses relating to title matters (including any Title Defects). Except for the remedies contained in this Article 11 and for the rights of the Parties under Article 9 and Article 10, as applicable, Buyer (on behalf of itself, each of the other Buyer Indemnified Parties and their respective insurers and successors in interest) releases, waives, remises and forever discharges the Seller Indemnified Parties from any and all Losses, in Law or in equity, known or unknown, which such parties might now or subsequently may have, based on, relating to or arising out of this Agreement or each Seller’s ownership of the Purchased Interests, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, BUT EXCLUDING WILLFUL MISCONDUCT), OF ANY RELEASED PERSON.
(f)    Notwithstanding anything stated in this Agreement to the contrary, (i) Sellers will not have any liability to Buyer or Buyer Indemnified Parties and Buyer will not have any liability to Sellers or Seller Indemnified Parties under this Article 11 with respect to any item for which a specific adjustment has already been made to the Purchase Price or for which payment has already been made under the terms of this Agreement and (ii) Sellers will not have any liability to Buyer or Buyer Indemnified Parties for any breach of a representation or warranty contained herein if Buyer had actual Knowledge of such breach prior to Buyer’s execution and delivery of this Agreement.
(g)    Any claim for indemnity to which a Seller Indemnified Party or Buyer Indemnified Party is entitled must be asserted by and through Sellers or Buyer, as applicable.

(h)    Sellers shall not be liable for any claim with respect to any breach by Sellers of any representation or warranty set forth in Section 4.10 to the extent the applicable Losses are attributable to any Tax allocable to Buyer under Section 7.2 (except for any penalties, interest or additions to Tax imposed with respect to such Tax as a result of such breach).
11.5    Extent of Indemnification. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, DEFENSE AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PERSON SHALL BE ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT IN ACCORDANCE WITH THE TERMS OF SECTION 11.1 OR SECTION 11.2, REGARDLESS OF WHETHER THE ACT, OCCURRENCE OR CIRCUMSTANCE GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PERSON; PROVIDED THAT NO SUCH INDEMNIFICATION SHALL BE APPLICABLE TO THE EXTENT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PERSON.
11.6    Survival. The survival periods for the various representations, warranties, covenants and agreements contained in this Agreement shall be as follows: (a) the Fundamental Representations shall survive the Closing for three years; (b) the representations and warranties in Section 4.10 shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations; (c) all of Sellers’ representations and warranties other than Fundamental Representations and the representations and warranties in Section 4.10 (and the corresponding representations and warranties in a Seller Closing Certificate) shall survive the Closing for six months; (d) the representations and warranties in Section 4.13 (and the corresponding representations and warranties in a Seller Closing Certificate) shall terminate at, and not survive, the Closing; (e) each Buyer Party’s representations and warranties (and the corresponding representations and warranties in the Buyer Closing Certificate) shall survive the Closing indefinitely; (f) all covenants and agreements of the Parties in Section 6.9 shall survive the Closing until fully performed; (g) the covenant under Section 11.1(c) shall survive the Closing for six months; (h) the covenant under Section 11.1(d) shall survive Closing until thirty (30) days after the expiration of the applicable statute of limitations; (i) all covenants and agreements of the Parties in Article 7 shall survive the Closing until 30 days after the expiration of the applicable statute of limitations; and (j) all other covenants and agreements of the Parties (A) that are required to be performed at or prior to Closing shall survive the Closing for six months and (B) that are required to performed after the Closing shall survive until fully performed (other than the covenant under Section 11.1(c)). Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date prescribed in this Agreement. All other covenants in Section 11.1 shall survive Closing until the Indemnity Escrow Termination Date. All covenants in Section 11.2 shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to the indemnification for the breach of such representation, warranty, covenant or agreement (as specified in this Agreement), in each case, except as to matters for which a written claim for indemnity has been delivered to the indemnifying Person in accordance with this Agreement on or before such termination date.
11.7    Waiver of Right to Rescission. The Parties acknowledge that, following Closing, specific performance or the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant, or agreement contained in this Agreement or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As such, following Closing, the Parties each waive any right to rescind this Agreement or any of the transactions contemplated by this Agreement.
11.8    Indemnity Escrow; Redemption Right.
(a)    In the event Closing occurs, an amount equal to the TWR IV SellCo Percentage of the Performance Deposit shall be maintained in the Escrow Account (as defined in the Escrow Agreement) and shall constitute the Indemnity Escrow Amount in order to provide security for a portion of TWR IV SellCo’s indemnification obligations under Section 11.1 (the “Indemnity Escrow”). The Indemnity Escrow shall be held by Escrow Agent and disbursed by Escrow Agent after the Closing in accordance with this Section 11.8 and the Escrow Agreement. With respect to TWR IV’s indemnification obligations, upon final resolution of any Indemnity Claim by the Parties prior to the Indemnity Escrow Termination Date, and subject to the limitations in this Agreement, Buyer shall have the right to redeem from TWR IV in respect of such indemnification obligation a number of OpCo Units equal to (i) the TWR IV Percentage of such amount divided by (ii) the OpCo Unit Post-Closing Reference Price as of the date of such resolution or other determination and then (iii) rounded down to the nearest whole number (the “Redemption Right”).
(b)     If at any time on or prior to the date that is six months after the Closing Date (the “Indemnity Escrow Termination Date”), Buyer delivers to any Seller an Indemnification Notice to the effect that any Buyer Indemnified Party is entitled under Section 11.1 to indemnity, payment and reimbursement for any alleged Losses, then such Seller shall, within thirty (30) days after the receipt of any such Indemnification Notice, deliver to Buyer (i) a written response to such Indemnification Notice that such Seller agrees that a Buyer Indemnified Party is entitled to indemnity, payment and reimbursement of all or any portion (which shall be stipulated in such response) of the amount of the alleged Losses set forth in Buyer’s Indemnification Notice, and (A) Buyer and TWR IV SellCo shall promptly deliver to the Escrow Agent joint written instructions instructing the Escrow Agent to disburse to Buyer from the Indemnity Escrow Amount in the Indemnity Escrow an amount equal to all or a stipulated amount of such alleged Losses set forth in such Indemnification Notice to such account(s) as Buyer designates in such Indemnification Notice or (B) Buyer and TWR IV shall take all actions and deliver any and all documents necessary for Buyer to exercise the Redemption Right, (ii) a written response to such Indemnification Notice that such Seller disputes that a Buyer Indemnified Party is entitled to indemnity, payment and reimbursement of all or any portion

(which shall be stipulated in such response) of the amount of the alleged Losses set forth in Buyer’s Indemnification Notice, or (iii) any combination of the foregoing. Timely delivery of any Seller’s written response stipulating that such Seller disputes any portion of the amount of Losses to which Buyer claims a Buyer Indemnified Party is entitled shall constitute notice that such amount in dispute shall not be released by the Escrow Agent to Buyer and that the Escrow Agent shall continue to hold such amount in accordance with the Escrow Agreement and/or that no OpCo Units may be redeemed by Buyer, as applicable, until the dispute has been fully resolved by a final non-appealable court order, arbitrator’s decision, settlement or otherwise. The failure of any Seller to deliver a written response within such thirty day period that Seller disputes any portion of the amount of Losses to which Buyer claims Buyer Indemnified Parties are entitled shall constitute notice that such Seller disputes such indemnity obligations hereunder with respect to such Indemnification Notice and all such amounts asserted by Buyer Indemnified Parties in such Indemnification Notice shall be retained by the Escrow Agent and no OpCo Units may be redeemed by Buyer until the dispute has been fully resolved.
(c)    If TWR IV SellCo timely delivers to Buyer a notice that TWR IV SellCo (i) does not dispute any of the alleged Losses specified in Buyer’s Indemnification Notice or (ii) disputes only a portion of the Losses alleged in Buyer’s Indemnification Notice, then Buyer and TWR IV SellCo shall promptly (but in no event later than three (3) Business Days after such occurrence) execute and deliver to the Escrow Agent joint written instructions authorizing the Escrow Agent to disburse to Buyer (A) in the case of clause (i) above, the entire amount of the alleged Losses specified in the applicable Indemnification Notice and (B) in the case of clause (ii) above, the amount of the alleged Losses specified in TWR IV SellCo’s notice that are not in dispute.
(d)    On the Indemnity Escrow Termination Date, (i) Buyer and TWR IV SellCo shall deliver joint written instructions to the Escrow Agent to disburse to such Seller or its designees from such Seller’s Indemnity Escrow Amount in the Indemnity Escrow an amount equal to the positive remainder (if any) of (1) TWR IV SellCo’s remaining Indemnity Escrow Amount minus (2) the aggregate amount of all undisbursed or unpaid alleged Losses asserted by Buyer against TWR IV SellCo in any and all applicable unresolved Indemnification Notices delivered by Buyer on or prior to the Indemnity Escrow Termination Date and (ii) the Redemption Right shall automatically expire without any further action by any Person.
(e)    From and after the Indemnity Escrow Termination Date, upon resolution of each dispute of the Buyer Indemnified Parties’ entitlement to such Losses from the Indemnity Escrow in accordance with the terms hereof, Buyer and TWR IV SellCo shall promptly (but in no event more than three (3) Business Days after such resolution) execute and deliver joint written instructions to the Escrow Agent for the release from TWR IV SellCo’s Indemnity Escrow Amount in the Indemnity Escrow (i) to Buyer any amounts to which Buyer Indemnified Parties are entitled upon resolution of such dispute and (ii) to TWR IV SellCo or its designee any amounts to which TWR IV SellCo is entitled upon resolution of such dispute.

(f)    To the extent necessary to release any portion of the Indemnity Escrow Amount to any Party (or its designee) entitled to receive any portion of the Indemnity Escrow Amount hereunder, Buyer and TWR IV SellCo shall promptly (but in any event within three (3) Business Days) take such reasonable actions as are necessary to cause the release of such amount(s) from the Indemnity Escrow Amount to the applicable Party or Parties, including executing and delivering joint written instructions to the Escrow Agent for the release of such amount(s) from the Indemnity Escrow. With respect to the Redemption Right, TWR IV and Buyer shall promptly take such reasonable actions as are necessary to cause Buyer to be able to exercise the Redemption Right contemplated pursuant to this Article 11.
(g)     To the extent that Buyer asserts an Indemnity Claim against TWR IV SellCo, Buyer shall pursue such claims against TWR IV’s Indemnity Escrow Amount in the Indemnity Escrow first, and TWR IV SellCo shall not have any personal liability for such claims unless and until such Indemnity Escrow Amount in the Indemnity Escrow is exhausted, and then only as further limited in accordance with the terms of this Agreement.
11.9    Release.
(a)    Effective as of immediately prior to the Closing, each Seller, for itself and on behalf of its Affiliates (excluding its Company) and each of its equityholders, successors and assigns (the “Seller Releasing Group”) hereby fully and unconditionally releases, acquits and forever discharges the Buyer Indemnified Parties, each Company, each of their respective direct and indirect equityholders, and each of their respective successors and assigns from any and all manner of actions, causes of actions, claims obligations, demands, Losses, costs, expenses, compensation or other relief, whether known or unknown, whether in Law or equity, of any kind, that any member of the Seller Releasing Group now has or has ever had in respect of or arising out the ownership, operation, management, administration or use of its Company, Purchased Interests or Assets prior to Closing; provided, however, the foregoing notwithstanding, the release and discharge provided for herein shall not release (i) the Buyer Parties or the Companies of their respective obligations or liabilities, if any, pursuant to this Agreement or the other Transaction Documents or (ii) either Company of any indemnification or exculpation obligations of such Person to any director, manager, officer or agent of such Person in accordance with Section 6.9. Each Seller hereby irrevocably covenants to refrain from, directly or indirectly (and shall cause each member of the Seller Releasing Group to refrain from), asserting any claim released pursuant to the foregoing provisions of this Section 11.9(a), or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the released Persons set forth in the first sentence of this Section 11.9(a) in their capacity as such, with respect to any such claim. Each Seller hereby represents to Buyer that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any such claim.
(b)    Effective as of immediately prior to the Closing, each Company, for itself and on behalf of its equityholders, successors and assigns (the “Company Releasing Group”) and the Buyer, for itself and on behalf of its equityholders, successors and assigns (the “Buyer Releasing Group”) hereby fully and unconditionally releases, acquits and forever discharges (i) each Seller, each of its direct and indirect equityholders, and each of their respective successors and assigns and (ii) all directors, managers, officers and agents of each Seller or its Company holding such position at any time prior to the Closing in their capacity as such from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in Law or equity, of any kind, that any member of the Company Releasing Group or the Buyer Releasing Group now has or has ever had arising out of or relating to (i) in respect of each Seller and its direct and indirect equityholders and their respective successors and assigns, the ownership, operation, management, administration or use of its Company, Purchased Interests or Assets prior to Closing, and (ii) in respect of such directors, managers, officers and agents, for acts and omissions on behalf of each Seller or its Company in such capacity or their relationship in such capacity with such Seller or its Company, as applicable; provided, however, the foregoing notwithstanding, the release and discharge provided for herein shall not release either Seller of its obligations or liabilities, if any, pursuant to this Agreement or the other Transaction Documents. The foregoing notwithstanding, the release and discharge provided for herein shall not release either Seller or its Affiliates from any obligations, liabilities, claims, causes of action and damages directly arising from or relating to the ownership or operation of any Excluded Assets. Buyer, for itself and, following the Closing, on behalf of each Company hereby irrevocably covenants to refrain from, directly or indirectly (and shall cause each Company to refrain from), asserting any claim released pursuant to the foregoing provisions of this Section 11.9(b), or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the released Persons set forth in the first sentence of this Section 11.9(b), in their capacity as such, with respect to any such claim.
ARTICLE 12
Other Provisions
12.1    Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (“Notices”) and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt during normal business hours on a Business Day (otherwise, on the next Business Day), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients and addresses set forth below (or to such other recipients or addresses as a Party may from time to time designate by Notice in writing to the other Party):
If to Buyer, to:
Viper Energy Partners LLC
500 W. Texas Ste. 100
Midland, Texas 79701
Email:     kvanthof@diamondbackenergy.com; agilfillian@diamondbackenergy.com
Attention: Kaes Van’t Hof; Austen Gilfillian

With copies (which shall not constitute notice) to:
Viper Energy Partners LLC
500 W. Texas Ste. 100
Midland, Texas 79701
Attn: Matthew Zmigrosky
Email: mzmigrosky@diamondbackenergy.com

and
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
E-mail: jgoodgame@akingump.com
Attention: John Goodgame

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
E-mail: ZSPodolsky@wlrk.com; SRGreen@alrk.com
Attention: Zachary S. Podolsky; Steven R. Green
If to TWR IV, to:

Tumbleweed Royalty IV, LLC
3724 Hulen Street
Fort Worth, Texas 76107
E-mail: gwright@tumbleweedroyalty.com
Attention: Grant Wright

With a copy (which shall not constitute notice) to:
Vinson & Elkins LLP
845 Texas Avenue, Suite 4700
E-mail: bloocke@velaw.com; mmarek@velaw.com
Attention: Bryan Edward Loocke; Michael Marek

If to TWR IV SellCo, to:
TWR IV SellCo Parent, LLC
3724 Hulen Street
Fort Worth, Texas 76107
E-mail: gwright@tumbleweedroyalty.com
Attention: Grant Wright

With a copy (which shall not constitute notice) to:
Vinson & Elkins LLP
845 Texas Avenue, Suite 4700
E-mail: bloocke@velaw.com; mmarek@velaw.com
Attention: Bryan Edward Loocke; Michael Marek
12.2    Assignment. Neither Party shall assign this Agreement or any part of this Agreement without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
12.3    Rights of Third Parties. Except as expressly provided in the following sentence, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement. Further, (a) the Nonparty Affiliates are intended Third Party beneficiaries of Section 12.14, (b) the Buyer Indemnified Parties are intended Third Party beneficiaries of Section 11.1 and (c) the Seller Indemnified Parties are intended Third Party beneficiaries of Section 11.2.
12.4    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any electronic copies of or signatures on this Agreement shall, for all purposes, be deemed originals.
12.5    Entire Agreement. This Agreement (together with the schedules attached to this Agreement, the Disclosure Schedules and exhibits to this Agreement), the Membership Interest Assignment Agreements, the Third A&R Buyer LLCA, the Second A&R Exchange Agreement, the Class B Common Stock Option Agreement, the Registration Rights Agreement, the Escrow Agreement, the Excluded Asset Assignment and the other contracts, agreements, certificates, documents, and instruments delivered or to be delivered by the Parties in connection with the Closing (collectively, the “Transaction Documents”), constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated by this Agreement. The provisions of this Agreement and (when executed) the other Transaction Documents may not be explained, supplemented or qualified through evidence of trade usage or a prior course of dealings. No Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants or agreements relating to such subject matter except as specifically set forth in this Agreement and (when executed) the other Transaction Documents.
12.6    Disclosure Schedules.
(a)    Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by such Sellers, in and of itself, that such information is material to or outside the ordinary course of the business of each Seller or required to be disclosed on the Disclosure Schedule. Each disclosure in the Disclosure Schedule shall be deemed to qualify the particular sections or subsections of the representations and warranties expressly referenced, and each other section or subsection of the representations and warranties where the relevance of such disclosure is apparent on its face.
(b)    Until the date that is two Business Days before Closing, Sellers shall have the right (but not the obligation) to supplement the Disclosure Schedule relating to the representations and warranties set forth in Article 3 or Article 4 with respect to any matters first occurring subsequent to the Execution Date. Except to the extent such updates are a direct result of actions taken with Buyer’s written consent pursuant to Section 6.1, prior to Closing, any such supplement shall not be considered for purposes of determining if Buyer’s Closing conditions have been met under Section 8.1 or for determining any remedies available under this Agreement; provided, however, that if the information contained in any supplement would result in the failure of the conditions set forth in under Section 8.1 to be satisfied at Closing, and Buyer could otherwise terminate this Agreement in respect of such failure but instead elects to consummate the transactions contemplated by this Agreement, then (a) such supplements shall be incorporated into Sellers’ Disclosure Schedules, (b) any claim related to such matters disclosed in the supplements shall be deemed waived, and (c) Buyer shall not be entitled to make a claim under this Agreement or otherwise with respect to such matters disclosed in the supplements.
12.7    Several and Not Joint Liability. The agreements, representations and obligations of TWR IV and TWR IV SellCo under this Agreement are several and not joint in all respects, including such Seller’s obligations relating to any actual or potential breach of any of the representations and warranties of each Seller set forth in Article 3 and Article 4 or any other breach of a representation, warranty, covenant or obligation by any of TWR IV or TWR IV SellCo under this Agreement. Any monetary limitations relating to a Seller’s liability or obligations set forth in this Agreement (including any thresholds, deductibles or caps) apply to TWR IV and TWR IV SellCo individually and not in the aggregate, and such monetary limitations shall be separately applied, as applicable, to each such Seller as set forth herein.

12.8    Amendments; Waiver. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party. Any failure by any Party to comply with any of its obligations, agreements or conditions in this Agreement may be waived in writing, but not in any other manner, by the Party or Parties to whom such compliance is owed. Waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party or the other Party’s default under this Agreement will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.
12.9    Publicity. If any Party or any of its Affiliates wishes to make a press release or other public announcement respecting entering into this Agreement or the transactions contemplated hereby, such Party will provide the other Party with a draft of the press release or other public announcement for review as soon as practicable, and in any event, prior to the time that such press release or other public announcement is to be made. The proposing Party agrees to consider reasonable changes to such proposed press release or announcement requested in good faith by the receiving Party. Without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), no Party shall issue any press release or make any public announcement pertaining to this Agreement or the transactions contemplated by this Agreement or otherwise disclose the existence of this Agreement and the transactions to any Third Party, except (a) to the extent deemed in good faith by such disclosing Party to be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, in which case the Party proposing to issue such press release or make such public announcement or make such disclosure shall consult in good faith with the other Party before issuing any such press releases or making any such public announcements or disclosures, (b) in connection with the procurement of any necessary consents, approvals, payoff letters and similar documentation, (c) to the extent such information has entered the public domain other than by breach of this Agreement and (d) that each Party may disclose the terms of this Agreement to their respective accountants, investors, Affiliates, advisors legal counsel, lenders, lenders’ legal counsel and other representatives as necessary in connection with the ordinary conduct of their respective businesses; provided that such Persons agree to keep the terms of this Agreement strictly confidential. This Section 12.9 shall not prevent a Party from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Purchased Interests or Assets. The covenant set forth in this Section 12.9 shall terminate one (1) year after the Closing Date.
12.10    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

12.11    Governing Law; Jurisdiction; Jury Waiver. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE LAWS THAT MIGHT BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES; PROVIDED THAT ANY MATTER RELATED TO REAL PROPERTY SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE SUCH REAL PROPERTY IS LOCATED. THE PARTIES AGREE THAT THE APPROPRIATE, EXCLUSIVE AND CONVENIENT FORUM FOR ANY DISPUTES BETWEEN THE PARTIES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE IN ANY STATE OR FEDERAL COURT IN DALLAS COUNTY, TEXAS, AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY FURTHER AGREES THAT IT SHALL NOT BRING SUIT WITH RESPECT TO ANY DISPUTES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OR JURISDICTION OTHER THAN THE ABOVE SPECIFIED COURTS. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT. TO THE EXTENT THAT EITHER PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH SUCH PARTY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 12.11. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED TO THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EACH PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.12    Waiver of Special Damages. EACH PARTY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER ANY “SPECIAL DAMAGES” (AS DEFINED BELOW). AS USED IN THIS SECTION 12.12, “SPECIAL DAMAGES” INCLUDES ALL CONSEQUENTIAL (INCLUDING LOSS OF PROFITS OR LOSS OF REVENUE TO THE EXTENT CONSTITUTING CONSEQUENTIAL DAMAGES), EXEMPLARY, SPECIAL, INDIRECT AND PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH EITHER PARTY HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO THE OTHER PARTY OR ANY CLAIMS OF ANY PERSON FOR WHICH ONE PARTY HAS AGREED TO PROVIDE INDEMNIFICATION UNDER THIS AGREEMENT.
12.13    Time. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as set forth in this Agreement. In furtherance of the foregoing, each Party waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice (except as may expressly be set forth in this Agreement), or on any equitable grounds. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day. Without limiting the foregoing, time is of the essence in this Agreement.
12.14    No Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in Law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with or as an inducement to, this Agreement) and the transactions contemplated by this Agreement, may be made only against (and such representations and warranties are those solely of) the Parties (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder or other beneficial owner, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder or other beneficial owner, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or the transactions contemplated by this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach of this Agreement and the transactions contemplated by this Agreement, and, to the maximum extent permitted by Law, each Contracting Party agrees to waive and release all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in connection with, or as an inducement to, this Agreement. Notwithstanding anything in this Agreement to the contrary, each Nonparty Affiliate is expressly intended to be a third-party beneficiary with respect to this Section 12.14.
12.15    NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Sites included in the Assets may contain asbestos, naturally occurring radioactive materials (“NORM”) or other hazardous or toxic materials, substances or wastes. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets may contain NORM and other hazardous or toxic materials, substances or wastes. NORM containing material and/or other hazardous or toxic materials, substances or wastes may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other hazardous or toxic materials, substances or wastes from the Assets.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each of the Parties as of the Execution Date.
SELLERS:
TUMBLEWEED ROYALTY IV, LLC

By: /s/ Cody Campbell
Name:     Cody Campbell
Title:     Co-Chief Executive Officer

TWR IV SELLCO PARENT, LLC

By: /s/ Cody Campbell
Name:     Cody Campbell
Title:     Co-Chief Executive Officer

Signature Page to Purchase and Sale Agreement

BUYER:
VIPER ENERGY PARTNERS LLC
/s/ Matthew Kaes Van’t Hof
Name:     Matthew Kaes Van’t Hof
Title:     President

PARENT:
VIPER ENERGY, INC.
/s/ Matthew Kaes Van’t Hof
Name:     Matthew Kaes Van’t Hof
Title:     President

Signature Page to Purchase and Sale Agreement